Exhibit 10.2

COINSURANCE AND ASSUMPTION AGREEMENT
between
AVIVA LIFE AND ANNUITY COMPANY
and
PRESIDENTIAL LIFE INSURANCE COMPANY – USA
Dated as of October 1, 2013

23967893v14

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INDEX OF SCHEDULES

Schedule 1.1(i)	Assumed Reinsurance Agreements

Schedule 1.1(ii)	Captive Reinsurance Agreements

Schedule 1.1(iii)	Other Reinsurance

Schedule 2.12	Interest Maintenance Reserve

Schedule 7.3(a)	Novation and Assumption Consent Solicitation Procedures by Subject Contract Type

Schedule 7.3(d)	Required Parties
INDEX OF ANNEXES

Annex A-1	List of Reinsurance Assets

Annex A-2	List of Unavailable Assets

Annex B	Net Settlements

Annex C	Net Retained Liabilities Ceding Commission Adjustment

Annex D-1	Swiss Re Reduction Methodology

Annex D-2	Hannover Reduction Methodology

Annex D-3	Excess Reduction Methodology

Annex E	List of EI Hedges

Annex F	Life Reference Balance Sheet

Annex G	Additional Life Reference Balance Sheet Assets

Annex H	Closed Block Financing Assets

Annex I	Policy List
INDEX OF EXHIBITS

Exhibit I	Form of Custody Agreement

Exhibit II	Form of Notice and Certificate of Assumption

Exhibit III	Alternative Form of Notice and Certificate of Assumption

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COINSURANCE AND ASSUMPTION AGREEMENT
This Coinsurance and Assumption Agreement (this “Agreement”), dated as of October 1, 2013, is made by and between Aviva Life and Annuity Company, an insurance company organized under the laws of the State of Iowa (the “Company”), and Presidential Life Insurance Company - USA, an insurance company organized under the laws of the State of Iowa (the “Reinsurer”; each of the Company and the Reinsurer, a “Party” and together, the “Parties”).
RECITALS
WHEREAS, the Company desires to cede or retrocede to the Reinsurer, on the terms and conditions stated herein, all of its liabilities under certain life insurance policies issued and reinsured by it;
WHEREAS, the Reinsurer desires to reinsure such policies from the Company on the terms and conditions stated herein;
WHEREAS, the Company and the Reinsurer intend that the basis of the reinsurance shall be 100% coinsurance by the Reinsurer;
WHEREAS, subject to a transition services agreement entered into on the date hereof between Aviva USA Corporation and the Reinsurer (the “Transition Services Agreement”), the Company and the Reinsurer intend that the Reinsurer will provide certain administrative services for policies reinsured hereunder, and the Company and the Reinsurer have entered into an Administrative Services Agreement, dated as of the date hereof (the “Administrative Services Agreement”), pursuant to which the Reinsurer shall provide such administrative services on the terms and conditions stated therein; and
WHEREAS, with the exception of the Closed Block Policies (as defined herein), the Reinsurer is required to novate each Reinsured Policy (as defined herein) for which Required Party (as defined herein) consents have been obtained and to assume any such Reinsured Policy as the Reinsurer’s direct obligation, and the Company and the Reinsurer intend to cooperate fully in effectuating the assumption and novation of any such Reinsured Policies in accordance with all requirements of Applicable Law (as defined herein).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Reinsurer hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. Unless the context requires otherwise, for all purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

“2013 Policies” means any Policies issued or reinsured by the Company on or after January 1, 2013 and prior to the Effective Date.
“Action” has the meaning ascribed thereto in the Purchase Agreement.
“Actual Initial Coinsurance Premium” has the meaning ascribed thereto in Section 2.3(a)(vi).
“Additional Collateral Amount” means, as of any date of determination, the greater of (a) zero and (b) (i) the Custody Account OC Amount, plus (ii) the Custody Account Ceding Commission Amount, minus (iii) the Captive Financing Excess Collateral Amount.
“Additional Life Reference Balance Sheet Assets” means the additional assets referenced in the Life Reference Balance Sheet as set forth on Annex G hereto.
“Administrative Services Agreement” has the meaning ascribed thereto in the Recitals.
“Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.
“Additional Layer” has the meaning ascribed thereto in Section 4.5(a).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.
“Agreement” has the meaning ascribed thereto in the Recitals.
“AmerUS Closed Block” means the closed block of business established pursuant to the AmerUS Plan of Reorganization and operated in accordance with the AmerUS Closed Block Memorandum.
“AmerUS Closed Block Memorandum” means the Closed Block Memorandum dated as of October 25, 1995, and attached as Exhibit A to the AmerUS Plan of Reorganization.
“AmerUS Plan of Reorganization” means the Plan of Reorganization of American Mutual Life Insurance Company dated as of October 30, 1995.
“Amortization Period” means the ten (10) years following the Effective Date.
“Annuitization” has the meaning ascribed thereto in Section 5.5(c).

“Annuitization Payment” has the meaning ascribed thereto in Section 5.5(c).

“Applicable Law” means any law, statute, regulation, rule, ordinance, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to a party hereto, or any of its respective businesses, properties or assets, as may be amended from time to time, including the AmerUS Closed Block Memorandum and the AmerUS Plan of Reorganization.
“Applicable Rate” means, with respect to any date of determination, an interest rate equal to one-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., London time, on such date.
“Asset Identification Protocol” has the meaning ascribed thereto in the Purchase Agreement.
“Assigned EI Hedge Costs Amount” shall mean, with respect to each EI Hedge, an amount equal to the Assigned EI Hedge Interest Proportion of the gross actual direct acquisition costs paid by the Company for such EI Hedge. For the avoidance of doubt, the Assigned EI Hedge Costs Amount shall be determined without regard to any netting of amounts between the Company and the relevant Hedge Counterparty.
“Assigned EI Hedge Proceeds Amount” shall mean, with respect to each EI Hedge and for each applicable Monthly Accounting Period, an amount equal to any amounts actually received (or deemed received) by the Company from the relevant Hedge Counterparty during such Monthly Accounting Period in accordance with the provisions of such EI Hedge, including upon an early exercise of an EI Hedge by the Company. For the avoidance of doubt, the Assigned EI Hedge Proceeds Amount shall be determined without regard to any netting of amounts between the Company and the relevant Hedge Counterparty.
“Assumed Reinsurance Agreement” means any reinsurance agreement in effect as of the Effective Time under which the Company assumes liabilities or obligations with respect to any Policy, including the assumed reinsurance agreements listed on Schedule 1.1(i) hereto.
“Aviva Re IV” means Aviva Re USA IV, Inc., a special purpose financial captive insurance company organized under the laws of the State of Vermont.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or Des Moines, Iowa are required or authorized by Applicable Law to be closed.
“Canada Life Captive Financing” means the transactions and agreements contemplated by the plan of operation filed on August 27, 2013 with the Vermont Insurance Division with respect to Gotham Re, Inc., a Vermont special purpose financial insurance company.
“Captive Asset Balance” means, as of any day, for each Captive Reinsurer, (i) the amount of capital and surplus of such Captive Reinsurer, plus (ii) the amount of the Captive Statutory Reserves for such Captive Reinsurer less the amount of such Captive Statutory Reserves financed by the financing counterparties to the Captive Financing in respect of such Captive Reinsurer, minus

(iii) (A) in the case of the Captive Reinsurer formed in connection with the Swiss Re Captive Financing only, the Funds Withheld Account Balance (as defined in the Reinsurance Agreement for the Swiss Re Captive Financing) or (B) in the case of the Captive Reinsurer formed in connection with the Hannover Life Captive Financing only, the Funds Withheld Account 2 Balance (as defined in the Reinsurance Agreement for the Hannover Life Captive Financing), in each case, disregarding any new business not included on April 30, 2013 within a Company Captive Financing; provided that (x) in the case of the Captive Reinsurer established in connection with the Hannover Life Captive Financing, the Captive Asset Balance shall be reduced by the amount of the Hannover Captive Excess Collateral as of such day and (y) in the case of the Captive Reinsurer established in connection with the Swiss Re Captive Financing, the Captive Asset Balance shall be increased by the Statutory Book Value of the assets held in the Swiss Re Captive Fee LLC as of such day. The Captive Asset Balance for any Captive Reinsurer shall be reduced to zero (0) upon the termination of Captive Financing to which such Captive Reinsurer is party.
“Captive Financing Excess Collateral Amount” means, as of any date of determination, the sum of (i) the Hannover Captive Excess Collateral Amount as of such day, plus (ii) the Statutory Book Value of the assets held in the Swiss Re Captive Fee LLC as of such day.
“Captive Financing Period” means, for any Captive Financing with a financing counterparty, the period beginning on the Effective Date and ending on the scheduled termination date as set forth in the applicable transaction documents entered into with such financing counterparty in connection with the Company Captive Financing.
“Captive Financings” means, collectively, the Canada Life Captive Financing, the Hannover Life Captive Financing, the RGA Captive Financing and the Swiss Re Captive Financing.
“Captive Policies” means those Reinsured Policies ceded under the Captive Reinsurance Agreements.
“Captive Reinsurer” means for any Captive Financing, the captive reinsurance company formed in connection with such Captive Financing.
“Captive Reinsurance Agreements” means the reinsurance treaties and agreements listed on Schedule 1.1(ii) hereto.
“Captive Statutory Reserves” means, for any Captive Reinsurer, the definition of “Statutory Reserves” as set forth in the Captive Reinsurance Agreement to which such Captive Reinsurer is a party.
“Captives” means any captive reinsurance company established by the Reinsurer to enter into a Redundant Reserve Financing Transaction.
“Ceding Commission” has the meaning ascribed thereto in Section 2.3(b), and may be either positive or negative.

“Closed Block Financing” means the captive reinsurance and financing arrangements entered into among the Company, Aviva Re IV, BNP Paribas and other parties in connection with the coinsurance agreement, dated as of December 15, 2011, by and between the Company and Aviva Re IV, and the credit facility agreement, dated as of December 15, 2011, by and between Aviva Re IV and BNP Paribas.
“Closed Block Financing Assets” means the assets of Aviva Re IV and the assets of the Company that are retained by the Company on a funds withheld basis in connection with the Closed Block Financing, excluding the letter of credit issued in connection with the Closed Block Financing.
“Closed Block Policies” means all insurance policies and contracts (including supplementary contracts), together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, that have been issued or assumed by the Company and which are included in the AmerUS Closed Block.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning ascribed thereto in Section 2.10(b).
“Company” has the meaning ascribed thereto in the Recitals.
“Company Captive Financing” means each captive financing arrangement in place as of April 30, 2013 with a financing counterparty which is party to a Captive Financing.
“Company Indemnified Parties” has the meaning ascribed thereto in Section 12.2.
“Company Termination Payment” has the meaning ascribed thereto in Section 10.4.
“Confidential Information” means (a) with respect to the Company, any information with respect to the Company (other than information relating to the Policies) that is not generally available to the public, and includes, without limitation, policyholder lists, any medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of the Company (other than proposed, current, and former policyowners, insureds, applicants and beneficiaries of the Policies) and information or knowledge about the Company’s processes, services, finances and reserving methodology and (b) with respect to the Reinsurer, any information with respect to the Policies or the Reinsurer that is not generally available to the public, and includes, without limitation, policyholder lists, any medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of Policies and information or knowledge about the Reinsurer’s processes, services, finances and pricing and reserving methodology.
“Consultation Period” has the meaning ascribed thereto in Section 11.1(b).
“CPA Firm” has the meaning ascribed thereto in Section 11.1(b).
“Custodian” has the meaning ascribed thereto in Section 4.1(a).

“Custody Account” has the meaning ascribed thereto in Section 4.1(a).
“Custody Agreement” means the Custody Agreement between the Reinsurer, as customer, and the Custodian, as custodian, substantially in the form attached as Exhibit I hereto.
“Custody Account Ceding Commission Amount” means an amount equal to (i) the ratio of (x) the Reinsurer’s Share of the Statutory Reserves that would be required to be held by the Company with respect to the Reinsured Policies if this Agreement were not in effect as of the date of determination, over (y) the Reinsurer’s Share of the Statutory Reserves with respect to the Reinsured Policies as of the Effective Date, multiplied by (ii) the absolute value of the Ceding Commission, multiplied by (iii) the ratio of (x) the remaining number of months in the Amortization Period over (y) 120.
“Custody Account OC Amount” means 2.75% multiplied by the sum of (i) the Reinsurer’s Share of the Statutory Reserves that would be required to be held by the Company with respect to the Reinsured Policies (other than the Captive Policies and the Closed Block Policies) if this Agreement were not in effect, plus (ii) the Reinsurer’s Share of the Interest Maintenance Reserve attributable to the Reinsured Liabilities and the Closed Block Policies, plus (iii) the amount of any new Interest Maintenance Reserve that is created at the Effective Time as a direct result of the transactions contemplated by this Agreement, in each case, as of such date of determination and determined in accordance with SAP, consistently applied.
“Economic Reserves” means, as of any date of determination, an amount equal to the greater of (a) zero and (b) an amount calculated by the Reinsurer in accordance with the accounting and actuarial practices of the Reinsurer, consistently applied.
“Effective Date” means October 1, 2013.
“Effective Time” means 12:00:01 a.m. Eastern time on the Effective Date.
“EI Hedge” and “EI Hedges” have the meanings ascribed thereto in Section 2.11(a).
“Equity Indexed Reinsured Policies” means all indexed universal life insurance Policies included in the Reinsured Policies.
“Estimated Initial Coinsurance Premium” has the meaning ascribed thereto in Section 2.3(a)(iii).
“Excess Reduction Methodology” means the methodology set forth on Annex D-3.
“Excluded Liabilities” has the meaning ascribed thereto in the Purchase Agreement.
“Excluded Reinsured Liability” has the meaning ascribed thereto in the Purchase Agreement.
“Extra Contractual Obligations” means all obligations or Losses (whether known or unknown, contingent or otherwise) incurred or arising at any time under or relating to any Policy that are not provided by the contractual benefits arising under the express terms and conditions of such Policy or are in excess of the applicable Policy benefits, including any liability for taxes, toll charges, fines, penalties, forfeitures, excess or penalty interest, punitive, special, exemplary or other form of extra-contractual damages or attorneys’ fees and costs awarded, which obligations or Losses arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, including obligations or Losses arising out of or relating to: (a) the form, marketing, distribution, sale, underwriting, issuance, cancellation or administration of the Policies; (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Policies; (c) the failure to pay, the delay in payment of, or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies; (d) Premium Taxes other than those settled under Section 2.6 in connection with premiums received under the Policies; (e) the failure of any Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with tax treatment under the Code that is the same as or more favorable than the tax treatment under the Code (i) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the Policy by the Company or any of its predecessors or (ii) for which policies or contracts of that type were reasonably expected to qualify under the Code; (f) the treatment of any Policy as a “modified endowment contract” within the meaning of Section 7702A of the Code, except where the holder of the Policy shall have consented to its status as a “modified endowment contract” under Section 7702A; (g) the failure of the Company to comply with any applicable tax information reporting, withholding or disclosure requirements with respect to distributions or payments made pursuant to the Policies; (h) any taxes applicable to the Reinsurance Assets (but excluding the Company’s share of any taxes under Section 15.3); and (i) the failure to pay, the delay in payment, or errors in calculating or administering the payment of, unclaimed property, escheat or other similar liabilities related to the Policies; provided that “Extra Contractual Obligations” will not under any circumstances include (x) any such liabilities, obligations or Losses incurred or arising solely as a result of actions or omissions of the Company, but only to the extent such actions or omissions of the Company constitute gross negligence or bad faith and were not taken or omitted at the direction of the Reinsurer or consented to by the Reinsurer in writing or (y) U.S. federal or state income or capital stock or similar taxes (or any interest or penalties imposed with respect to the payment or reporting thereof) imposed upon the Company or any of its Affiliates.
“Fair Market Value” means, with respect to any asset, the fair market value thereof calculated in accordance with the accounting and actuarial practices of the Company, consistently applied.
“Fixed Spread Policies” means the certain block of life insurance policies and contracts s (including supplementary contracts), known between the parties as the “fixed spread business”, together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, issued or reinsured by the Company.
“Funds Withheld Account” has the meaning ascribed thereto in Section 4.4(c).
“Funds Withheld Assets” has the meaning ascribed thereto in Section 4.4(d).

“Governmental Entity” means any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.
“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Entity.
“Hannover Captive Excess Collateral Amount” means, as of any day, the aggregate Statutory Book Value of the assets of the Captive Reinsurer formed in connection with the Hannover Life Captive Financing that are in excess of the assets required to be held by such Captive Reinsurer to maintain a RBC Ratio of 350%.
“Hannover Life Captive Financing” means the transactions and agreements contemplated by the plan of operation filed on August 26, 2013 with the Iowa Insurance Division with respect to Cape Verity II, Inc., an Iowa limited purpose subsidiary life insurance company.
“Hannover Reduction Methodology” means the methodology set forth on Annex D-2.
“Hedge Counterparty” means, with respect to each EI Hedge, the counterparty of the Company with respect to such EI Hedge.
“Initial Coinsurance Premium” has the meaning ascribed thereto in Section 2.3(a)(i).
“Initial Coinsurance Premium Adjustment” has the meaning ascribed thereto in Section 2.3(a)(v).
“Initial Coinsurance Premium Reconciliation Statement” has the meaning ascribed thereto in Section 2.3(a)(v).
“Interest Maintenance Reserve” means the amounts set forth on Schedule 2.12 as revised as of the Effective Date. The calculation of the Interest Maintenance Reserve for purposes of Section 2.3(a)(i)(C) (the calculation of the Interest Maintenance Reserve created at the Effective Time as a direct result of the transactions contemplated by this Agreement) shall be equal to any net pre-tax realized capital gains multiplied by 65%.
“Life Reference Balance Sheet” means the balance sheet for the Life Business (as defined in the Purchase Agreement) attached as Annex F hereto.
“Losses” means any damages, claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, taxes, fees, assessments, interest, penalties and reasonable costs and expenses (including reasonable attorneys’ fees and expenses).
“Market Value of Unavailable Assets” means an amount equal to the aggregate of (i) the Fair Market Value of the assets labeled “Sold Assets” and “Other Assets” on Annex A-2 as of the Effective Date, plus (ii) the par value of the assets labeled “Matured Assets” on Annex A-2.

“Monthly Accounting Period” means, with respect to any calendar month, the period beginning on the first day of such calendar month and ending on the last day of such calendar month.
“Net Retained Liabilities” means, with respect to any time of determination, all liabilities or obligations in respect of any Policy that, under the terms of any Other Reinsurance Agreement covering such Policy, (a) the Company is required to retain unreinsured and for its own account or (b) in the opinion of the Company and the Reinsurer, requires consent from any party to such Other Reinsurance Agreement in order to effect reinsurance under this Agreement, and as to which a waiver of such requirement or other consent has not been obtained prior to such time of determination.
“Net Retained Liabilities Adjustment Period” has the meaning ascribed thereto in Section 2.4(b)(ii).
“Net Retained Liability Reserve Transfer Amount” means, with respect to any Net Retained Liability for which subsequent to the Effective Date a waiver or consent is obtained to reinsure such Net Retained Liability under the terms of this Agreement or the Parties otherwise agree that any such waivers or consents shall not be required as a condition to coverage hereunder, the sum of (a) the gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that are required to be held by the Company with respect to such Net Retained Liability as of the Effective Date, less (b) the Reinsurer’s Share of (x) policy loan balances on such Net Retained Liability as of the Effective Date, and (y) net due and deferred Premiums on such Net Retained Liability as of the Effective Date, reduced by credit for reinsurance taken by the Company in respect of such Net Retained Liability for Other Reinsurance as of the Effective Date.
“Net Settlement” has the meaning ascribed thereto in Section 6.2(a).
“Non-Guaranteed Elements” has the meaning ascribed thereto in Section 2.8(b).
“Notice and Certificate of Assumption” has the meaning ascribed thereto in Section 7.3(a).
“Notice of Agreement” has the meaning ascribed thereto in Section 11.1(a).
“Novated Contracts” has the meaning ascribed thereto in Section 7.4.
“Option Letter” has the meaning ascribed thereto in Section 7.3(a).
“Other Reinsurance” means reinsurance ceded with respect to Reinsured Policies under the terms of the ceded reinsurance agreements that the Company has entered into with third parties or Aviva Re IV prior to the Effective Time covering the Reinsured Policies, including the ceded reinsurance agreements listed on Schedule 1.1(iii), and any ceded reinsurance agreement entered into by the Company with the Reinsurer’s prior written consent pursuant to Section 2.7, as all such reinsurance ceded may be in force from time to time.
“Other Reinsurance Agreements” means the reinsurance treaties and agreements documenting the Other Reinsurance (including all amendments and modifications thereto entered into prior to the Effective Date or pursuant to Section 3.2).

“Other Reinsurance Benefits” means, for any period, the aggregate amount of benefits, fees, allowances and other amounts actually received by the Company for reinsurance ceded pursuant to Other Reinsurance Agreements with respect to the Reinsured Policies during such period.
“Other Reinsurance Premiums” means, for any period, the aggregate amount of premiums paid by the Company pursuant to Other Reinsurance Agreements with respect to the Reinsured Policies during such period.
“Other Transaction Agreements” means, collectively, all of the Transaction Documents other than this Agreement.
“Party” has the meaning ascribed thereto in the Recitals.
“Parties” has the meaning ascribed thereto in the Recitals.
“Payee” has the meaning ascribed thereto in Section 9.2(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.
“Policies” means, collectively, (a) the life insurance policies and contracts listed on the Policy List (including supplementary contracts), together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, issued or reinsured by the Company, including the Closed Block Policies, (b) the life insurance policies and contracts (including supplementary contracts), together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, issued or reinsured by the Company on or after January 1, 2013 and prior to the Effective Date and (c) any additional life insurance policies and contracts (including supplementary contracts), together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, issued or reinsured by the Company from time to time determined to be a Policy in accordance with Section 5.7.
“Policy List” means the list of policies set forth in Annex I, together with any written update to such file provided by the Company to the Reinsurer and, with respect to policies included on any such written update, which were issued or assumed by the Company prior to January 1, 2013 only if such policies are approved in writing by the Reinsurer at least three Business Days prior to the Effective Date.
“Premiums” means premiums and considerations due or to become due, premiums deferred and uncollected, premium adjustments and any and all amounts or payments, including any and all policy fees, charges, reimbursements and similar amounts, which are or were held, received or collected by the Company, or which are now due or will become due from any source under or in connection with the Reinsured Policies, but not including Other Reinsurance Premiums.
“Premium Taxes” has the meaning ascribed thereto in Section 2.6(b).

“Producer” means each Person, including salaried employees of the Company or its Affiliates, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Company.
“Producer Agreements” means contracts between the Company and any Producer.
“Producer Payments” means any expense allowance, commission, override commission, service fee or other compensation payable by the Company to a Producer pursuant to a Producer Agreement in connection with any Reinsured Policy.
“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of April 30, 2013, by and among Athene Holding Ltd. and Commonwealth Annuity and Life Insurance Company.
“Qualified United States Financial Institution” means an institution that is (a) organized or, for a United States branch or agency office of a foreign banking organization, licensed under the laws of the United States or any state thereof and has been granted authority to operate with fiduciary powers and (b) regulated, supervised and examined by federal or state authorities having regulatory authority over banks and trust companies.
“RBC Ratio” means, for the Reinsurer or any Captive Reinsurer, the ratio, as of the date of determination, of the Reinsurer’s or such Captive Reinsurer’s “total adjusted capital” over its “company action level risk-based capital,” as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners and regulations adopted by the insurance regulatory authorities in the Reinsurer’s or such Captive Reinsurer’s state of domicile, which are in effect as of such date, calculated as of the end of each calendar quarter, and using reserving methodologies and asset classifications that are in accordance with generally accepted statutory accounting principles and practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the Reinsurer’s or such Captive Reinsurer’s state of domicile, consistently applied throughout the specified period and in the immediately prior comparable period; provided, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s or such Captive Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s or such Captive Reinsurer’s RBC Ratio in effect as of the Effective Date within thirty (30) calendar days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer or such Captive Reinsurer shall continue to calculate its or such Captive Reinsurer’s RBC Ratio as if such material change had not occurred.
“Redundant Reserve Financing Transactions” means the Regulation AXXX and Regulation XXX redundant reserve financing transactions to be entered into by the Company and the Captives.
“Reinsurance Assets” has the meaning ascribed thereto in Section 2.3(a)(i).

“Reinsured Liabilities” means all gross liabilities and obligations, net of Other Reinsurance Benefits, to the extent such liabilities and obligations arise out of or relate to the Reinsured Policies, including payments of any such liabilities or obligations to any Governmental Entity, whether for tax withholding, escheat, unclaimed property or otherwise, and Extra Contractual Obligations, but excluding Net Retained Liabilities, any liabilities or obligations arising out of or relating to the Novated Contracts and any Excluded Liabilities.
“Reinsured Policies” has the meaning ascribed thereto in Section 2.1.
“Reinsurer” has the meaning ascribed thereto in the Recitals.
“Reinsurer Indemnified Parties” has the meaning ascribed thereto in Section 12.1.
“Reinsurer’s Objection” has the meaning ascribed thereto in Section 11.1(a).
“Reinsurer’s Share” has the meaning ascribed thereto in Section 2.2.
“Reinsurer Termination Event” means any failure by the Company (or any successor by operation of law of the Company, including any receiver, liquidator, rehabilitator, conservator or similar Person of the Company) to pay any material amount due to the Reinsurer under this Agreement payable by the Company if such failure has not been cured within ninety (90) calendar days after receipt of written notice thereof from the Reinsurer.
“Reinsurer Termination Payment” has the meaning ascribed thereto in Section 10.5.
“Replacement Assets” has the meaning ascribed thereto in Section 4.1(c).
“Representatives” has the meaning ascribed thereto in Section 13.1.
“Required Balance” has the meaning ascribed thereto in Section 4.1(b).
“Required Party” means any policyholder, contractholder, certificate holder and/or plan sponsor, as applicable, of a Reinsured Policy whose consent is required for novation of such Reinsured Policy under (a) Applicable Law, (b) the terms of the applicable Reinsured Policy, or (c) the consent solicitation procedures set forth on Schedule 7.3(a) (which identifies requirements applicable to different types of Reinsured Policies).
“Review Period” has the meaning ascribed thereto in Section 11.1(a).
“RGA Captive Financing” means the transactions and agreements contemplated by the plan of operation filed on August 23, 2013 with the Iowa Insurance Division with respect to Cape Verity III, Inc., an Iowa limited purpose subsidiary life insurance company.
“SAP” means the statutory accounting principles and practices prescribed by the insurance regulatory authorities in the Company’s state of domicile.
“SPA” has the meaning ascribed thereto in the Purchase Agreement.

“SPA Adjusted Coinsurance Premium” shall have the meaning ascribed thereto in Section 2.3(a)(vii).
“SPA Coinsurance Premium Adjustment” shall have the meaning ascribed thereto in Section 2.3(a)(vii).
“SPA Coinsurance Premium Reconciliation Statement” shall have the meaning ascribed thereto in Section 2.3(a)(vii).
“Statutory Book Value” means the carrying value of the subject asset or liability on the books of the Reinsurer for statutory statement purposes determined in accordance with the statutory accounting principles and practices prescribed by the Reinsurer’s state of domicile, consistently applied.
“Statutory Reserves” means, as of any date of determination, the gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that are required to be held by the Company with respect to the Reinsured Policies as of such date of determination, in each case, as determined in accordance with SAP, consistently applied, and reduced by credit for reinsurance taken by the Company in respect of the Reinsured Policies for Other Reinsurance as of such date of determination. In no event shall Statutory Reserves include additional actuarial reserves (as used in connection with SAP), if any, established by the Company as a result of its annual cash flow testing.
“Supplemental Allowance” means (i) for the Canada Life Captive Financing and the RGA Captive Financing, 0, (ii) for the Swiss Re Captive Financing, for each Monthly Accounting Period prior to the expiration of the applicable Captive Financing Period, an amount equal to (A) the Supplemental Allowance Fee Rate for the Captive Reinsurer formed in connection with the Swiss Re Captive Financing as of the beginning of such Monthly Accounting Period, multiplied by (B) the Captive Asset Balance for the Captive Reinsurer formed in connection with the Swiss Re Captive Financing as of the beginning of such Monthly Accounting Period, multiplied by (C) 0.8, multiplied by (D) a fraction equal to 30 divided by 360 and (iii) for the Hannover Life Captive Financing, for each Monthly Accounting Period prior to the expiration of the applicable Captive Financing Period, an amount equal to the sum of (x) and (y) where (x) equals (A) the Supplemental Allowance Fee Rate for the Captive Reinsurer formed in connection with the Hannover Life Captive Financing as of the beginning of such Monthly Accounting Period, multiplied by (B) the Captive Asset Balance for the Captive Reinsurer formed in connection with the Hannover Captive Financing as of the beginning of such Monthly Accounting Period, multiplied by (C) 0.8, multiplied by (D) a fraction equal to 30 divided by 360 and (y) equals (A) 100 basis points, as may be reduced pursuant to the Excess Reduction Methodology multiplied by (B) the Hannover Captive Excess Collateral as of the beginning of such Monthly Accounting Period, multiplied by (C) a fraction equal to 30 divided by 360. The aggregate Supplemental Allowance for all Captive Financings will be included as part of the calculation of the Net Settlement.
“Supplemental Allowance Fee Rate” means, (i) for the Swiss Re Captive Financing, as of any date, the greater of (A) 0 and (B) 12 basis points, as may be reduced as of such date pursuant to the Swiss Re Reduction Methodology and (ii) for the Hannover Life Captive Financing, as of

any date, the greater of (x) 0 and (y) 15 basis points, as may be reduced as of such date pursuant to the Hannover Reduction Methodology.
“Supplementary Contracts” shall mean all supplementary contracts, whether with or without life contingencies, issued by the Company upon the Annuitization of a Reinsured Policy.

“Swiss Re Captive Fee LLC” means Tapioca View LLC.
“Swiss Re Captive Financing” means the transactions and agreements contemplated by the plan of operation filed on August 27, 2013 with the Iowa Insurance Division with respect to Cape Verity I, Inc., an Iowa limited purpose subsidiary life insurance company.
“Swiss Re Reduction Methodology” means the methodology set forth on Annex D-1.
“Systems Conversion” has the meaning ascribed thereto in Section 5.5(c).
“Targeted Policies” has the meaning ascribed thereto in Section 7.1.
“Taxes” has the meaning ascribed thereto in the Purchase Agreement.
“Tax Returns” has the meaning ascribed thereto in the Purchase Agreement.
“Transaction Documents” has the meaning ascribed thereto in the Purchase Agreement.
“Transition Services Agreement” has the meaning ascribed thereto in the Recitals.
“UCC” has the meaning ascribed thereto in Section 2.9(c)(i).
“Unavailable Asset Amount” means an amount equal to the Statutory Book Value of the assets set forth on Annex A-2 as of the date such assets were sold or otherwise became unavailable to transfer under this Agreement.
“Unavailable Assets” means assets of the Company that are unavailable to be transferred under this Agreement as set forth on Annex A-2.
“Unresolved Items” has the meaning ascribed thereto in Section 11.1(b).
Section 1.2    Construction.
(a)    For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.
(b)    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)    For purposes of this Agreement, the term “including” means “including but not limited to.”

(d)    Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.
(e)    All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits, Annexes and Schedules shall be deemed references to Articles, Sections, Subsections and Paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require.
(f)    Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified, restated, supplemented or otherwise changed (including any successor section) and in effect from time to time.
(g)    All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Annex, Exhibit, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.
ARTICLE II
COINSURANCE
Section 2.1    Scope and Basis of Reinsurance. The reinsurance provided under this Agreement applies to all Policies, other than Novated Contracts, that are (a) issued by the Company and in force as of the Effective Time, (b) issued by the Company after the Effective Time in accordance with Section 5.6 hereof, (c) reinsured by the Company under the terms of any Assumed Reinsurance Agreement as of the Effective Time, and (d) reinstated by the Company in accordance with Section 5.4 hereof (collectively, the “Reinsured Policies”); provided, that “Reinsured Policies” shall not include (i) any Supplementary Contracts or any Policies that have been subject to an Annuitization in accordance with Section 5.5(c) or (ii) the Fixed Spread Policies.
Section 2.2    Reinsuring Clause. Subject to the terms and conditions of this Agreement, the Company hereby cedes and the Reinsurer hereby reinsures on a coinsurance basis as of the Effective Time, 100% (the “Reinsurer’s Share”) of all Reinsured Liabilities.
Section 2.3    Transfer of Assets and Ceding Commission.
(a)    Coinsurance Premium.
(i)    On the Effective Date, the Company will pay to the Reinsurer an initial coinsurance premium that relates to the Reinsured Policies consisting of (1) assets that are listed and that have Fair Market Values (exclusive of accrued interest) set forth on Annex A-1 (the “Reinsurance Assets”), equal to the Reinsurer’s Share of the following amount: (A) (x) the Statutory Reserves held by the Company with respect to the Reinsured Policies (other than the Captive Policies and the Closed Block Policies), minus (y) the Unavailable Asset Amount, plus (B) the Economic Reserves held by the Company with respect to the Captive Policies, plus (C) the amount of any new Interest Maintenance Reserve that is created at the Effective Time as a direct result of the transactions contemplated by this Agreement divided by 65%, minus (D) the amount of outstanding policy loans on the Reinsured Policies (other than the Closed Block Policies) (to the extent such policy loans constitute admitted assets under SAP, net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto), minus (E) the net due and deferred Premiums on the Reinsured Policies (other than the Closed Block Policies), minus (F) the aggregate Statutory Book Value of the EI Hedges as of the Effective Date plus (2) cash equal to (A) the Interest Maintenance Reserve attributable to the Reinsured Liabilities other than the Closed Block Policies, plus (B) the other liabilities set forth on the Life Reference Balance Sheet, minus (C) the Additional Life Reference Balance Sheet Assets, plus (D) Market Value of the Unavailable Assets, minus (E) the amount of accrued interest on the Reinsurance Assets, multiplied by the ratio of aggregate Fair Market Value of the Reinsurance Assets, divided by the aggregate Statutory Book Value of the Reinsurance Assets, in the case of each of clauses (1)(A), (1)(D), (1)(E), (2)(A) and (2)(D) determined in accordance with SAP, consistently applied, as of the Effective Time (such amount, the “Initial Coinsurance Premium”). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, for purposes of calculating the Initial Coinsurance Premium, the term “Reinsured Policies” shall not include the portion of the Policies from which Net Retained Liabilities, if any, arise. The Reinsurance Assets set forth in clause (1) will consist of assets having an aggregate Statutory Book Value on the Company’s books and records as of the Effective Time equal to the amount set forth in clause (1) of the Initial Coinsurance Premium without taking into account the amounts set forth in sub clause (1)(C) thereof.
(ii)    The Company shall cause the Closed Block Financing Assets as of the Effective Time to consist of those assets set forth on Annex H.
(iii)    The amount of the Initial Coinsurance Premium paid on the Effective Date shall be determined on an estimated basis (the “Estimated Initial Coinsurance Premium”) as follows: (x) with respect to each of the items set forth in clauses (1)(A), (B) and (D) and (2)(A), (B), (C) and (E) of the definition of “Initial Coinsurance Premium,” the portion of the Estimated Initial Coinsurance Premium attributable to such items shall be equal to the respective amounts set forth on the Life Reference Balance Sheet; and (y) with respect to the item set forth in clauses (1)(C) and (2)(D) of the definition of “Initial Coinsurance Premium,” the portion of the Estimated Initial Coinsurance Premium attributable to such item shall be determined by the Company in good faith and in a manner consistent with the principles governing the preparation of the Life Reference Balance Sheet on an estimated basis as of the date that is three (3) Business Days prior to the Effective Date.
(iv)    On the Effective Date, the Company shall deliver to the Reinsurer a statement setting forth (A) the amount of the Estimated Initial Coinsurance Premium, determined as of the date that is three (3) Business Days prior to the Effective Date, and (B) the final list of Reinsurance Assets on Annex A-1 and Unavailable Assets on Annex A-2, and will include the Fair Market Value of the Reinsurance Assets and Unavailable Assets, determined as of the date that is three (3) Business Days prior to the Effective Date.

(v)    No later than fifty (50) Business Days after the Effective Date, the Company shall deliver to the Reinsurer a statement (the “Initial Coinsurance Premium Reconciliation Statement”) prepared in good faith by the Company, in the same form as, and using the same principles that govern, the Life Reference Balance Sheet, setting forth, as of the Effective Date, (1) the calculation of each of the items set forth in clauses (1)(A)-(F) and (2)(A)-(E) of the definition in each of the “Initial Coinsurance Premium” (such amount, the “Actual Initial Coinsurance Premium”) and (2) the Fair Market Value of the Reinsurance Assets as of the Effective Date. The “Initial Coinsurance Premium Adjustment” shall be equal to the following amount (whether positive or negative): (A) the difference (whether positive or negative) between the Actual Initial Coinsurance Premium minus the Estimated Initial Coinsurance Premium, minus (B) the difference (whether positive or negative) between the Fair Market Value of the Reinsurance Assets on the Effective Date minus the Fair Market Value of the Reinsurance Assets determined in connection with the calculation of the Estimated Initial Coinsurance Premium pursuant to Section 2.3(a)(i). If the Initial Coinsurance Premium Adjustment is positive, then the Company shall pay to the Reinsurer an amount of cash equal to the Initial Coinsurance Premium Adjustment within five (5) Business Days after the Initial Coinsurance Premium Adjustment is finalized pursuant to Section 11.1, together with an amount of interest on the Initial Coinsurance Premium Adjustment at the Applicable Rate, calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment. If the Initial Coinsurance Premium Adjustment is negative, then the Reinsurer shall pay to the Company an amount of cash equal to the absolute value of the Initial Coinsurance Premium Adjustment within five (5) Business Days after the Initial Coinsurance Premium Adjustment is finalized pursuant to Section 11.1, together with an amount of interest on the Initial Coinsurance Premium Adjustment at the Applicable Rate, calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.
(vi)    No later than thirty (30) Business Days following any final adjustments to the Purchase Price (as defined in the SPA) in accordance with Annex C of the SPA, the Company shall deliver to the Reinsurer a statement (the “SPA Coinsurance Premium Reconciliation Statement”) prepared in good faith by the Company, in the same form as, and using the same principles that govern, the Life Reference Balance Sheet, setting forth, as of the Effective Date, (1) the calculation of each of the items set forth in clauses (1)(A)-(F) and (2)(A)-(E)of the definition in each of the “Initial Coinsurance Premium” (such amount, the “SPA Adjusted Coinsurance Premium”) and (2) the Fair Market Value of the Reinsurance Assets as of the Effective Date. The “SPA Coinsurance Premium Adjustment” shall be equal to the following amount (whether positive or negative): (A) the difference (whether positive or negative) between the SPA Adjusted Coinsurance Premium minus the Actual Initial Coinsurance Premium, minus (B) the difference (whether positive or negative) between the Fair Market Value of the Reinsurance Assets determined in connection with the calculation of the SPA Adjusted Coinsurance Premium minus the Fair Market Value of the Reinsurance Assets determined in connection with the calculation of the Actual Initial Adjusted Coinsurance Premium. If the SPA Coinsurance Premium Adjustment is positive, then the Company shall pay to the Reinsurer an amount of cash equal to the SPA Coinsurance

Premium Adjustment within five (5) Business Days after the SPA Coinsurance Premium Adjustment is finalized pursuant to Section 11.1, together with an amount of interest on the SPA Coinsurance Premium Adjustment at the Applicable Rate, calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment. If the SPA Coinsurance Premium Adjustment is negative, then the Reinsurer shall pay to the Company an amount of cash equal to the absolute value of the SPA Coinsurance Premium Adjustment within five (5) Business Days after the SPA Coinsurance Premium Adjustment is finalized pursuant to Section 11.1, together with an amount of interest on the SPA Coinsurance Premium Adjustment at the Applicable Rate, calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.
(vii)    The Initial Coinsurance Premium Adjustment and the SPA Coinsurance Premium Adjustment shall be paid in cash, but shall be calculated as though such adjustments were payable by transferring a combination of cash and assets having the same ratio of Fair Market Value to Statutory Book Value as the Reinsurance Assets on the Effective Date.
(b)    Ceding Commission. In consideration of the reinsurance ceded hereunder, on the Effective Date, the Company shall pay a ceding commission to the Reinsurer equal to $203,000,000 (the “Ceding Commission”). In addition, on the Effective Date, the Reinsurer shall pay to the Company an amount equal to $335,000,000.
Section 2.4    Net Retained Liabilities.
(a)    The Company shall be solely responsible for, and the Reinsurer will cooperate reasonably to obtain all waivers and consents necessary in order to reinsure 100% of the Net Retained Liabilities under this Agreement. The Company and the Reinsurer, at the Company’s reasonable instruction, shall each use their reasonable best efforts in the context of current market conditions to obtain any such waivers and consents (it being understood that the Company’s and the Reinsurer’s executive officers shall, to the extent reasonably appropriate, be personally engaged in that process) and promptly advise the other Party of any communications with respect to any such waivers and consents. All correspondence from the Reinsurer to any Person from whom such a waiver or consent is sought shall be in a form approved by the Company. The Company shall effect any such action with respect to such waivers and consents, including sending correspondence requesting such waivers and consents. To the extent that after the Effective Time, any written waivers or consents are obtained to reinsure a Net Retained Liability in respect of a Policy under the terms of this Agreement or the Parties otherwise agree in writing that any such waivers or consents shall not be required as a condition to coverage of such Policy hereunder, then the liability and obligation pertaining to such Policy shall no longer be deemed a Net Retained Liability for purposes of this Agreement and the liability and obligation pertaining to such Policy shall be reinsured hereunder effective as of the date of such written consent, waiver or agreement by the Parties, as applicable.

(b)    With respect to any such written waiver or consent that is obtained or any such other agreement between the Parties that any such waivers or consents shall not be required as a condition to coverage hereunder, in each case, after the Effective Date:
(i)    the Company shall pay the Reinsurer an amount of cash equal to the Net Retained Liability Reserve Transfer Amount with respect to such Net Retained Liability for which waiver or consent was obtained or with respect to which the Parties agreed did not require a consent or waiver as a condition to coverage hereunder;
(ii)    the Company shall deliver to the Reinsurer a statement setting forth the Company’s good faith calculation of the difference (whether positive or negative) between (x) the aggregate amount of the premiums and considerations, premium adjustments and any and all amounts or payments, including any and all policy fees, charges, reimbursements, reinsurance recoverables and similar amounts, received or collected by the Company in respect of the portion of the Policies from which the relevant Net Retained Liabilities arise during the period following the Effective Date and prior to the date on which such waiver or consent was obtained or with respect to which the Parties agreed such waiver or consent was not required as a condition to coverage hereunder (the “Net Retained Liabilities Adjustment Period”); and (y) the aggregate amount equal to the obligations, including any and all death claims, cash surrender benefits, policyholder dividends, reinsurance premiums, commissions and similar amounts, arising out of or relating to the portion of the Policies from which the relevant Net Retained Liabilities arise (including Extra Contractual Obligations) incurred by the Company during the Net Retained Liabilities Adjustment Period. If such amount is positive, then such amount shall be due to be paid the Company by the Reinsurer, and if such amount is negative, then such amount shall be due to be paid to the Reinsurer by the Company, in each case, together with an amount of interest on such payment at the Applicable Rate, calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.
(iii)    The payment of the amounts in clauses (i) and (ii) shall be reflected in the Net Settlement for the month in which such consent or waiver was obtained and paid in accordance with Section 6.2.
(c)    For the avoidance of doubt, prior to obtaining any such required written consents or waivers, or the making of any such written agreement, the portion of each Policy from which Net Retained Liabilities arise shall not be deemed to constitute a Reinsured Policy for purposes of this Agreement; provided that the Reinsurer shall provide administrative services with respect to any Net Retained Liabilities (and the associated Policies) pursuant to the Administrative Services Agreement. Except as otherwise contemplated by this Section 2.4, the Company shall bear the cost of obtaining any waivers or consents to reinsure a Net Retained Liability.
(d)    Until 100% of the Net Retained Liabilities have been reinsured under this Agreement, the Net Settlement for each month shall reflect an adjustment to the Ceding

Commission calculated by reference to the then-current amount of the Net Retained Liabilities in accordance with Annex C.
Section 2.5    Producer Payments.
(a)    Subject to the Transition Services Agreement, the Reinsurer hereby assumes any and all liabilities and obligations of the Company to make, and agrees that it shall be financially responsible for, all Producer Payments owed from and after the Effective Time that are due in respect of premiums collected and received with respect to the Reinsured Policies. The Company hereby designates the Reinsurer as “paying agent” to make such Producer Payments directly to the applicable Producers from and after the Effective Date (except to the extent that AUSA or its Affiliates are making such Producer Payments pursuant to the Transition Services Agreement). The Company shall act at the Reinsurer’s written direction and expense to exercise all rights of the Company relating to the Reinsured Policies under the terms of the Producer Agreements, including any rights to suspend or terminate Producer Payments to such Producers for any reason or cause set forth in the Producer Agreements, in each case only to the extent such rights thereunder relate to the Reinsured Policies; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer.
(b)    As part of the Net Settlement, the Reinsurer shall pay to the Company from Producer Payments due to a Producer aggregate amounts equal to the agent debit balances, commission claw-backs, agent advances and agent loans maintained by the Company with respect to the applicable Producer and identified by the Company and the Reinsurer, provided that the Reinsurer shall no longer be required to pay such an amount in respect of any balance, claw-back, advance or loan that it acquires from the Company. The Reinsurer shall not be required to pay any such amounts paid to the Company under this Section 2.5(b) to a Producer pursuant to Section 2.5(a).
Section 2.6    Guaranty Fund Assessments and Premium Taxes.
(a)    Guaranty Funds Assessments. In the event the Company is required to pay an assessment on or after the Effective Date in respect of the Reinsured Policies to any insurance guaranty, insolvency or other similar fund maintained by any jurisdiction, the portion, if any, of such assessment related to such Reinsured Policies shall be reimbursed by the Reinsurer as part of the applicable monthly settlement pursuant to Section 6.2. To the extent there is any recovery of any such assessment paid by the Reinsurer, the Company shall promptly pay the Reinsurer’s Share of such recovery to the Reinsurer.
(b)    Premium Taxes.
(i)    The Reinsurer shall pay to the Company a provision for premium taxes and other charges, fees, taxes and assessments, including retaliatory taxes (collectively, “Premium Taxes”), incurred or imposed on or after the Effective Date in connection with premiums written or received under the Reinsured Policies. The provision for Premium Taxes shall be estimated at 1.8% of premiums received under the Reinsured Policies, as calculated on a monthly basis, and shall be paid by the Reinsurer to the Company as part of the monthly settlement pursuant to Section 6.2 and adjusted annually to an actual rate for each year as part of the monthly settlement pursuant to Section 6.2 for the second calendar month of the following year, with such monthly settlement to reflect the difference between actual Premium Taxes in respect of the Reinsured Policies (after giving effect to any offsets for guaranty fund assessments reimbursed by the Reinsurer pursuant to Section 2.6(a)) and estimated Premium Taxes.
(ii)    Each Party shall promptly notify the other in writing upon receipt by it or any of its Affiliates of notice of any pending or threatened Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes.
(iii)    The Company shall have the right to control the conduct of any Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes, and to employ counsel of the Company’s choice; provided, that the Reinsurer shall be permitted, at the Reinsurer’s expense, to be present at, and to participate in, any Action related to Premium Taxes. Notwithstanding such control, the Company shall not settle, either administratively or after the commencement of litigation, any claim for Premium Taxes without the consent of the Reinsurer, which consent shall not be unreasonably withheld or delayed. The Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the preparation for any Premium Tax audit or other Action related to Premium Taxes, and the prosecution or defense of any Action related to any Premium Taxes or any Premium Tax Returns filed in connection with such Premium Taxes. The Parties shall reasonably cooperate with each other in the conduct of any Action related to any Premium Taxes. Any information obtained under this Section 2.6(b)(iii) shall be kept confidential, except as otherwise reasonably may be required in connection with the filing of Premium Tax Returns or claims for Premium Tax refunds or in conducting any Action related to Premium Taxes.
Section 2.7    Other Reinsurance. This Agreement is written on a “gross” basis and thus the costs and benefits of Other Reinsurance inuring on the Reinsured Policies are intended to be borne by the Reinsurer. Other Reinsurance with respect to the Reinsured Policies shall be deemed to be inuring to the Reinsurer’s benefit for all purposes of this Agreement and shall be accounted for herein such that the Reinsurer participates in the Reinsurer’s Share of any premiums, benefits, recoveries, ceding or expense allowances, other allowances and other adjustments as such amounts and such risks are paid, received or otherwise collected by the Company with respect to such Other Reinsurance, it being understood that the Reinsurer shall bear all risk of collecting third party reinsurance and reinsurance provided by Aviva Re IV (in both cases, except as otherwise provided in Section 3.2(c)). Risks under the terms of any agreement of Other Reinsurance as shall be terminated or recaptured with the Reinsurer’s prior written consent shall be ceded automatically hereunder to the Reinsurer without any further action required, subject to the receipt by the Reinsurer of the Reinsurer’s Share of any reserve transfer or similar transfer or settlement amount received by the Company from the applicable third party reinsurer or Aviva Re IV, as applicable. In connection with any such termination or recapture with the Reinsurer’s prior written consent, the Reinsurer shall pay the Reinsurer’s Share of any resulting special transfer or recapture fee incurred by the

Company. The Company covenants that absent the prior written consent of the Reinsurer, the Company shall not enter into any new or change any existing reinsurance cession with respect to any of the Reinsured Policies.
Section 2.8    Policy Changes and Non-Guaranteed Elements.
(a)    Policy Changes. The Company agrees that it shall not make any changes in the provisions and conditions of a Reinsured Policy or an Assumed Reinsurance Agreement except with the Reinsurer’s prior written consent or to the extent that any change to the terms of any Reinsured Policy is required by Applicable Law. To the extent a change is required by Applicable Law, the Company shall, within a reasonable period of time prior to effecting such change, provide reasonably detailed written notice to the Reinsurer describing the nature of such change and the reasons for making such change. The Company shall also afford the Reinsurer, at the Reinsurer’s expense, the opportunity, to the extent reasonably practicable, to object to such change under applicable administrative procedures; provided, that the Reinsurer may only object to such change in the same manner and to the same extent as it objects to any similar change required by any Applicable Law to substantially similar Novated Contracts.
(b)    Non-Guaranteed Elements. The Company will be responsible for determining the cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges and policyholder dividends, as applicable, under the Reinsured Policies (“Non-Guaranteed Elements”); provided, that the Reinsurer may provide written recommendations regarding the Non-Guaranteed Elements to the Company and, provided that such recommendations are the same as the Non-Guaranteed Elements established by the Reinsurer for substantially similar Novated Contracts and comply with the written terms of the Policies, Applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of non-guaranteed charges, if the Company does not follow such recommendations, then, the Company shall indemnify and hold harmless the Reinsurer for Losses arising out of the Company’s failure to follow the recommendations of the Reinsurer. The Company may not change the Non-Guaranteed Elements without the Reinsurer’s prior written consent.
Section 2.9    Ownership of Premiums. Payment of Premiums to the Reinsurer, as Administrator pursuant to the Administrative Services Agreement, by or on behalf of a policyholder shall be deemed received by the Company. All monies, checks, drafts, money orders, postal notes and other instruments that may be received after the Effective Date by the Company for premiums, fees or other payments on or in respect of the Reinsured Policies shall be held in trust by the Company for the benefit of the Reinsurer and shall be immediately transferred and delivered to the Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect the transfer of same to the Reinsurer. The Reinsurer is hereby authorized to endorse for payment to the Reinsurer any such checks, drafts, money orders and other instruments pertaining to the Reinsured Policies that are payable to, or to the order of, the Company and received by the Reinsurer under this Agreement. As between the Parties, the Reinsurer shall be deemed owner of all such payments.

Section 2.10    Assignment; Security Interest.
(a)    The Company hereby assigns, transfers and conveys to the Reinsurer, effective as of the Effective Time, all of Company’s right, title and interest (legal, equitable or otherwise), if any, (i) under the Reinsured Policies to receive principal and interest paid on policy loans and (ii) in and to the Premiums, fees and other payments due or made on or after the Effective Date under the Reinsured Policies. The Reinsurer and the Company hereby agree that, in connection with any termination of this Agreement, all of the Reinsurer’s right, title and interest (legal, equitable or otherwise) in and to the items set forth in (i), (ii) and (iii) above shall be immediately assigned, transferred and conveyed to the Company without any further action by the Parties. Each Party, as reasonably requested by the other from time to time, shall take all reasonably appropriate action and execute any reasonably necessary and appropriate additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out the provisions of this Section 2.10(a).
(b)    The Parties intend that at all times prior to the termination of this Agreement the Company’s assignment pursuant to Section 2.10(a) to be a present assignment of all of the Company’s rights, title and interest and not an assignment as collateral. However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Company does hereby bargain, sell, convey, assign and otherwise pledge to the Reinsurer, and grant a first priority security interest to the Reinsurer in, all of the Company’s right, title and interest (legal, equitable or otherwise), if any, (i) under the Reinsured Policies to receive principal and interest paid on policy loans and (ii) in and to all Premiums, fees and other payments due or made on or after the Effective Date under the Reinsured Policies (collectively, the “Collateral”) to secure all of the Company’s obligations under this Agreement.
(c)    Upon the failure of the Company to fully perform any of its material obligations under this Agreement, including Sections 6.2 and 10.5, which failure is not caused by the Reinsurer as Administrator and remains uncured ten (10) days after written notice thereof is received by the Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under Applicable Law, the following rights:
(i)    the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of Iowa or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;
(ii)    the right to set off against any of the Collateral any amounts owed by the Company to the Reinsurer;
(iii)    the right to attorneys’ fees incurred in connection with the enforcement of this Agreement or in connection with the disposition of the Collateral; and
(iv)    the right to dispose of the Collateral, subject to commercial reasonableness.

(d)    This Section 2.10 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Sections 2.1, 2.2, 2.3, 2.9, 6.2 and 13.1, and the intent of this Agreement, the Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 2.10 be interpreted as such.
(e)    At or prior to the Effective Time, the Company shall file, and the Reinsurer is authorized to file, any and all financing statements reasonably requested by the Reinsurer in order to perfect the Reinsurer’s right title and interest under Article 9 of the UCC in and to the Collateral, and the Company shall do such further acts and things as Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first priority perfected security interest; provided, that the Reinsurer shall be required to bear all out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by the Company in connection with any such action or other thing requested by the Reinsurer.
Section 2.11    Hedging.
(a)    For a period of twelve (12) months following the Effective Date (subject to the right of the Reinsurer to extend such period an additional six (6) months, the Company shall purchase derivatives to hedge the index risk associated with the Equity Indexed Reinsured Policies (each, an “EI Hedge” and collectively, the “EI Hedges”). The Company hereby conveys, transfers and assigns to the Reinsurer, effective as of the Effective Date, a 100% interest in the gross proceeds in respect of the EI Hedges purchased by the Company prior to or following the Effective Date, intended to hedge the index risk associated with the Reinsurer’s Share of the Equity Indexed Reinsured Policies (such fractional interest, the “Assigned EI Hedge Interest Proportion”), and each such EI Hedge purchased prior to the Effective Date is set forth on Annex F hereto. Such assignment shall occur automatically, without further action on the part of either Party, upon the purchase by the Company of any EI Hedge or, in the case of any EI Hedges entered into prior to the date hereof, as of the date hereof. EI Hedges assigned under this Section 2.11(a) will be accounted as funds withheld assets payable by the Company to the Reinsurer.
(b)    The Company shall pay to the Reinsurer any Assigned EI Hedge Proceeds Amounts to the Bank Accounts (as defined in the Administrative Services Agreement).
(c)    The Reinsurer shall pay the Company any Assigned EI Hedge Costs Amounts in accordance with Section 6.2 until the applicable EI Hedges have been novated to the Reinsurer.
(d)    The Company shall use reasonable care in its hedging activities with respect to the Reinsured Policies, and such activities shall be consistent with the applicable standards set forth in the Transition Services Agreement. In addition, the Company shall not treat the EI Hedges in any respect in a manner that is different than the manner in which it treats the hedges it enters into with respect to equity indexed policies issued by the Company that are not Equity Indexed Reinsured Policies.

(e)    The Company agrees that other than as provided expressly in this Agreement, it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the EI Hedges and to perform fully each of its obligations thereunder. The Company may not modify, amend or terminate any EI Hedge or waive any of its rights under any such EI Hedge without the Reinsurer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall fully enforce, at the expense of the Reinsurer, all of its rights thereunder, including, at the Reinsurer’s request and if applicable, requiring the collateralization by the Hedge Counterparty of exposure and other amounts required to be paid or delivered thereunder. With the Reinsurer’s prior written consent, the Company may exercise any right it may have to terminate any such EI Hedge and shall, at the Reinsurer’s instruction and expense, effect any discretionary action with respect to the management or administration of the EI Hedges as the Reinsurer shall reasonably request, including termination, as may be available pursuant to the terms and conditions of any EI Hedge; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such discretionary action so requested by the Reinsurer and the Company shall indemnify and hold harmless the Reinsurer for Losses to the extent arising out of any failure by the Company to take any such discretionary action as reasonably requested by the Reinsurer. The Company agrees that it shall, at the direction and at the cost and expense of the Reinsurer, pursue commercially reasonable management and collection efforts with respect to the EI Hedges and, in general, will reasonably cooperate with the Reinsurer in the management and administration of the EI Hedges.
(f)    Following the Effective Date, at the Reinsurer’s request and expense, the Company shall cooperate with the Reinsurer and use its reasonable best efforts in the context of current market conditions to novate any EI Hedges from the Company to the Reinsurer or a designated Affiliate of the Reinsurer. The Company shall promptly advise the Reinsurer of any communications with respect to any such proposed novation. All material, written correspondence from either the Company or the Reinsurer to any Hedge Counterparty in connection with any such proposed novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed. At the Reinsurer’s instruction and at the Reinsurer’s cost and expense, the Company shall take any such action with respect to any such proposed novation as Reinsurer shall reasonably request, including sending correspondence requesting that an EI Hedge be novated to the Reinsurer or a designated Affiliate of the Reinsurer in a form approved by the Reinsurer; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer and the Company shall indemnify and hold harmless the Reinsurer for Losses to the extent arising out of any failure by the Company to take any such action as reasonably requested by the Reinsurer.
Section 2.12    Interest Maintenance Reserve. Set forth on Schedule 2.12 is the Reinsurer’s Share of the existing Interest Maintenance Reserve attributable to the Reinsured Liabilities and the amount of the new Interest Maintenance Reserve that is created at the Effective Time as a direct result of the transactions contemplated by this Agreement. The entirety of such Interest Maintenance Reserve shall be calculated by the Company and ceded to and held by the Reinsurer, and shall be amortized as set forth on Schedule 2.12. The Company shall have no obligation to establish any such Interest Maintenance Reserve.
Section 2.13    Redundant Reserve Financing. The Reinsurer shall use its reasonable best efforts to enter into a Redundant Reserve Financing Transaction with respect to the 2013 Policies prior to the first anniversary of the Effective Date. The Reinsurer shall keep the Company reasonably informed on an ongoing basis of the progress of its efforts to complete any Redundant Reserve Financing Transaction with respect to the 2013 Policies in accordance with the preceding sentence. In the event that a Redundant Reserve Financing is entered into following the Effective and on or prior to the first anniversary of the Effective Date with respect to the 2013 Policies, the Reinsurer shall promptly pay to the Company, by wire transfer of immediately available funds, an amount equal to seventy-five percent (75%) of the difference between (i) the Statutory Reserves with respect to the 2013 Policies transferred to the Reinsurer as of the Effective Date, minus (ii) the economic reserves as of the Effective Date with respect to the 2013 Policies.
Section 2.14    Supplemental Allowance.
(a)    Following the Effective Date and for so long as the Supplemental Allowance remains payable, Buyer shall provide Seller copies of any amendment made to the documents constituting the Hannover Life Captive Financing and the Swiss Re Captive Financing to the extent such amendment is reasonably expected to change the value of the Supplemental Allowance in accordance with the Reduction Methodology, as well as any change to the investment guidelines under such Captive Financings. For the avoidance of doubt, amendments to such documents include any termination, partial termination or recapture.
(b)    In respect of each Monthly Accounting Period the Company shall pay the Reinsurer, as part of the applicable monthly settlement pursuant to Section 6.2, an amount equal to the aggregate Supplemental Allowance for all Captive Financings.
ARTICLE III
REINSURANCE LIABILITY
Section 3.1    Reinsurance Liability. The reinsurance by the Reinsurer of the Reinsured Policies is subject to the same rates, conditions, limitations and restrictions as the insurance under the Reinsured Policies written by the Company on which the reinsurance is based. The liability of the Reinsurer hereunder on the terms described herein begins as of the Effective Time and, subject to Article X hereof, the liability of the Reinsurer on any Reinsured Policy will terminate as and when all liability of the Company with respect to such Reinsured Policy terminates.
Section 3.2    Other Reinsurance.
(a)    The Company agrees that other than as provided expressly in this Agreement, it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the Other Reinsurance Agreements and to perform fully each of its obligations thereunder. The Company may not modify, amend, terminate or recapture any Other Reinsurance Agreement or waive any of its rights under any such agreement without the

Reinsurer’s prior written consent and shall fully enforce, at the expense of the Reinsurer, all of its rights thereunder, including, at the Reinsurer’s request, requiring the collateralization by the third party reinsurer or Aviva Re IV, as applicable, of reserve balances and other amounts thereunder. With the Reinsurer’s prior written consent, the Company may exercise any right it may have to recapture risks ceded thereby under any of the Other Reinsurance Agreements or to otherwise terminate any such agreement and shall, at the Reinsurer’s instruction and expense, effect any such action with respect to the management or administration of the Other Reinsurance as the Reinsurer shall reasonably request, including termination or recapture, as may be available under or with respect to the terms of any Other Reinsurance Agreement; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer. Subject to the terms and conditions of the Administrative Services Agreement, the Company agrees that it shall, at the direction and at the cost and expense of the Reinsurer (including any reasonable out-of-pocket expenses incurred by the Company), pursue commercially reasonable management and collection efforts with respect to the Other Reinsurance and, in general, will reasonably cooperate with the Reinsurer in the management of the Other Reinsurance.
(b)    Following the Effective Date, at the Reinsurer’s expense and reasonable request, the Company shall cooperate with the Reinsurer and shall use its reasonable best efforts in the context of current market conditions to novate any Other Reinsurance from the Company to the Reinsurer or a designated Affiliate of the Reinsurer; provided that there shall be no such obligation to novate the reinsurance provided by Aviva Re IV. The Parties shall promptly advise each other of any communications with respect to any such proposed novation. All correspondence from either the Company or the Reinsurer to any reinsurer under Other Reinsurance in connection with any such proposed novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed. At the Reinsurer’s instruction and at the Reinsurer’s cost and expense (including any reasonable out-of-pocket expenses incurred by the Company), the Company shall effect any such action with respect to any such proposed novation as the Reinsurer shall reasonably request, including sending correspondence requesting that an Other Reinsurance Agreement be novated to the Reinsurer or a designated Affiliate of the Reinsurer in a form approved by the Reinsurer; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer.
(c)    The recoverability of the Other Reinsurance from reinsurers shall be at the risk of and for the account of the Reinsurer; provided, that to the extent the Other Reinsurance became unrecoverable (in accordance with the Company’s ordinary-course evaluation and statutory accounting treatment) prior to the Effective Time, the recoverability of such amounts shall be borne by the Company. The Company agrees that whenever an Other Reinsurance Agreement provides the Company with a right of set-off, the Company shall exercise such right of set-off in the event that amounts are due and unpaid from the Reinsurer. The Company shall have no obligation to pursue any claims it may have for indemnification to which it may be entitled in connection with the Other Reinsurance unless requested to do so by the Reinsurer and at the cost and expense of the Reinsurer (including reasonable out-of-pocket expenses incurred by the Company). In no event shall any such right to indemnification reduce the

Reinsurer’s responsibility for the risk of all Other Reinsurance. The Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by Reinsurer.
Section 3.3    Disclaimer. The Company has no duties, whether express or implied, including the duty of utmost good faith and other similar duties, which the Company expressly disclaims, and makes no representations or warranties to the Reinsurer, other than those expressly contained in this Agreement. The Reinsurer has no duties, whether express or implied, including the duty of utmost good faith and other similar duties, which the Reinsurer expressly disclaims, and makes no representations or warranties to the Company, other than those expressly contained in this Agreement.
ARTICLE IV
CERTAIN FINANCIAL PROVISIONS
Section 4.1    Provision of Security by the Reinsurer.
(a)    On the Effective Date, the Reinsurer shall establish and fund with an amount of cash and assets having a Statutory Book Value equal to the Required Balance, calculated in good faith by the Reinsurer as of the Effective Date based on the information set forth in the statement delivered by the Company pursuant to Section 2.3(a)(iii), a custody account (the “Custody Account”) with a Qualified United States Financial Institution unaffiliated with the Reinsurer and the Company and which is reasonably acceptable to the Reinsurer and the Company (the “Custodian”) at the sole cost and expense of the Reinsurer and shall enter into the Custody Agreement. The Reinsurer shall transfer or pay into the Custody Account, and shall thereafter maintain in the Custody Account, cash and assets managed by the Reinsurer or its designee in accordance with the requirements set forth in the Custody Agreement, having a Statutory Book Value, determined in good faith by the Reinsurer on a quarterly basis, to be not less than the Required Balance.
(b)    For purposes of this Agreement, the term “Required Balance,” as of any date of determination, means an amount equal to (i) (A) the Reinsurer’s Share of the Statutory Reserves that would be required to be held by the Company with respect to the Reinsured Policies (other than the Captive Policies and the Closed Block Policies) if this Agreement were not in effect, plus (B) the Reinsurer’s Share of the Economic Reserves that would be required to be held by the Company with respect to the Captive Policies if this Agreement were not in effect, less (C) the amount of any assets supporting Economic Reserves to the extent such assets are held by a Captive Reinsurer or in a trust established by a Captive Reinsurer pursuant to the terms of any Captive Reinsurance Agreement, plus (D) the Reinsurer’s Share of the Interest Maintenance Reserve attributable to the Reinsured Liabilities and the Closed Block Policies, plus (E) the amount of any new Interest Maintenance Reserve that is created at the Effective Time as a direct result of the transactions contemplated by this Agreement, in each case, as of such date of determination and determined in accordance with SAP, consistently applied, less (F) the amount of outstanding policy loans on the Reinsured Policies (other than the Closed Block Policies) (to the extent such policy loans constitute admitted assets under SAP, net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto), less (G) the net due and deferred Premiums on the Reinsured Policies (other than the Closed Block Policies), less (H) the aggregate Statutory Book Value of the EI Hedges purchased by the Company, in each case, as of such date of determination and determined in accordance with SAP, consistently applied (to the extent SAP is applicable), plus (ii) the Additional Collateral Amount. The Required Balance and the Statutory Book Value of any assets held in the Custody Account shall be calculated by the Reinsurer as of the last day of each calendar quarter, and the Reinsurer shall provide a certification with respect to such valuation, including the Statutory Book Value and Fair Market Value of the assets (both on an asset-by-asset basis and a cumulative basis), to the Company within thirty (30) days after the end of such quarter. If the amount of cash plus the Statutory Book Value of assets held in the Custody Account as of any quarter end is less than the Required Balance as of such quarter end, the Reinsurer shall within five (5) Business Days after such determination is made make such further deposits to the Custody Account as are required in order to restore the Required Balance as of such quarter end. If the amount of cash plus the Statutory Book Value of assets held in the Custody Account as of any quarter end is greater than the Required Balance as of such quarter end, the Reinsurer may provide notice to the Company of its desire to withdraw assets from the Custody Account, specifying the amount and type of assets to be withdrawn. Within five (5) Business Days following its delivery of such notice to the Company, the Reinsurer may withdraw such assets from the Custody Account in excess of the amount necessary to maintain such Required Balance as of the applicable quarter end in accordance with the requirements set forth in the Custody Agreement. Any disputes by the Company of the amount of the Required Balance or the valuation of any asset deposited in the Custody Account pursuant to this Section 4.1 shall be resolved in accordance with Section 11.1. Upon resolution of any such dispute in accordance with Section 11.1, either (A) the Reinsurer shall cause to be deposited additional assets that comply with Section 4.1(a) within two (2) Business Days following such resolution, such that following any such deposit, the amount of cash plus the Statutory Book Value of the assets held in the Custody Account is sufficient to maintain the Required Balance as of the applicable quarter end; or (B) the Reinsurer may withdraw assets from the Custody Account in accordance with this Section 4.1(b), such that following any such withdrawal, the amount of cash plus the Statutory Book Value of the assets held in the Custody Account is sufficient to maintain the Required Balance as of the applicable quarter end. Unless otherwise agreed upon in writing by the Company, the Reinsurer shall maintain the Custody Account until all obligations of the Reinsurer under this Agreement have been fully satisfied, as determined by the Company in its sole discretion.
(c)    The Company and the Reinsurer agree that the assets maintained in the Custody Account may be withdrawn by the Company only after a default by the Reinsurer in the performance of its monetary obligations hereunder that is not being disputed by the Reinsurer in good faith, which undisputed payment default has not been cured by the Reinsurer within five (5) Business Days following its receipt of a written notice thereof delivered by the Company. The amount of any such withdrawal in excess of amounts then due to Company hereunder shall be deemed maintained in trust for the benefit of the Reinsurer and promptly returned to the Custody Account. Upon prior written notice to the Company, the Reinsurer shall have the right to substitute or exchange assets maintained in the Custody Account in accordance with the requirements set forth in the Custody Agreement (such substituted or exchanged assets, the

“Replacement Assets”); provided that (i) the aggregate Statutory Book Value of such Replacement Assets that are deposited in or credited to the Custody Account shall be at least equal to the aggregate Statutory Book Value of the assets being removed from the Custody Account, (ii) the ratio of the aggregate Fair Market Value of the non-cash Replacement Assets to the aggregate Statutory Book Value of the non-cash Replacement Assets shall be the same as or greater than the ratio of the aggregate Fair Market Value of the non-cash assets being removed from the Custody Account to the aggregate Statutory Book Value of the non-cash assets being removed from the Custody Account immediately prior to such substitution, (iii) the Replacement Assets shall be deposited in the Custody Account prior to or simultaneously with the removal of assets from the Custody Account in connection with any such substitution or exchange and (v) the Reinsurer shall not make any substitutions under this Section 4.1(c) if it is in default under any other provision of this Agreement.
(d)    With respect to the transfer of any Reinsurance Assets to the Custody Account, the Reinsurer will, except as otherwise provided in connection with the Swiss Re Captive Financing, hold valid title to all such Reinsurance Assets free and clear of all liens or other encumbrances, other than interests of nominees, custodians or similar intermediaries. As of the date of the transfer of any assets to the Custody Account after the Effective Date, the Reinsurer will, except as otherwise provided by the Swiss Re Captive Financing, (i) have good and marketable title to all such assets transferred by it to the Custody Account, (ii) all assets transferred by the Reinsurer after the Effective Date to the Custody Account shall be transferred free and clear of any liens other than interests of nominees, custodians or similar intermediaries, and (iii) the Reinsurer will not create, incur, assume or permit any lien or other encumbrance on any of the assets held in the Custody Account, or on any interest therein or on any of the proceeds thereof, other than interests of nominees, custodians or similar intermediaries.
(e)    The Reinsurer shall notify the Company in writing of any payment default occurring as to any asset in the Custody Account promptly after the Reinsurer receives notice of such default. In the event the Reinsurer determines that a delinquency of a timely payment in regard to any of the assets in the Custody Account has occurred, the Reinsurer shall inform the Company of such delinquency promptly upon such determination.
(f)    Assets in the Custody Account may be withdrawn and applied by the Company or any successor of the Company without diminution because of insolvency on the part of the Company or the Reinsurer only for the following purposes:
(i)    to pay to the Company any amount due to be paid out of the Custody Account as part of the Reinsurer Termination Payment to the extent such amount is not being disputed by the Reinsurer in good faith;
(ii)    to pay any portion of the Net Settlement due to be paid to the Company from the Custody Account in accordance with Section 6.2(b) to the extent such portion is not being disputed by the Reinsurer in good faith; or
(iii)    to pay or reimburse the Company for any other amounts due but not yet recovered from the Reinsurer under this Agreement in order to satisfy liabilities under the Reinsured Policies (other than the Closed Block Policies) to the extent such amounts are not being disputed by the Reinsurer in good faith.
For the avoidance of doubt, any amounts referred to above that are not the subject of a good faith dispute may be withdrawn and applied for the purposes provided above.
(g)    The Reinsurer shall not amend, restate, modify, supplement, assign, terminate, hypothecate, subordinate, discharge or otherwise alter or waive, or consent to amendment, restatement, modification, supplementation, assignment, termination, hypothecation, subordination, dischargement or other alteration or waiver of the Custody Agreement without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
Section 4.2    Credit for Reinsurance. If at any time during the term of this Agreement, the Reinsurer fails to hold and maintain all licenses, permits and authorities required under Applicable Law to enable the Company to receive statutory reserve credit for the reinsurance ceded to the Reinsurer hereunder in the Company’s state of domicile, the Reinsurer shall, at its sole expense, establish and maintain security in the form of letters of credit, assets held in a reinsurance trust, funds withheld arrangement or a combination thereof in a manner that meets all Applicable Laws regarding credit for reinsurance, so as to permit the Company to receive full statutory reserve credit for the reinsurance ceded to the Reinsurer hereunder in the Company’s state of domicile.
Section 4.3    RBC Reports.
(a)    Within forty-five (45) days following the end of the first three calendar quarters of each year during the term of this Agreement, the Reinsurer shall provide to the Company a report of its RBC Ratio as of the end of such calendar quarter, as estimated in good faith by the Reinsurer.
(b)    Within five (5) Business Days of the submission by the Reinsurer to the insurance department of its domiciliary state of a report of its risk-based capital levels as of the end of the previous calendar year, but in no event later than 60 days following the end of each calendar year, the Reinsurer shall provide to the Company written certification of its RBC Ratio as of the end of such calendar year.
Section 4.4    Closed Block Assets.
(a)    The Company acknowledges that as of the Effective Time, the Company has ceded 100% of the statutory reserves with respect to the Closed Block Policies to Aviva Re IV in connection with the Closed Block Financing.
(b)    Each of the Company and the Reinsurer agrees that it shall not, without the prior written consent of the other party, (i) agree to any amendment or waiver of the terms of the reinsurance provided by Aviva Re IV or any other term of the Closed Block Financing, or (ii) take any action or omit to take any action that would reasonably be expected to terminate the Closed Block Financing or result in the complete or partial recapture of the reinsurance provided to the Company as of the Effective Time by Aviva Re IV.
(c)    In the event that reinsurance provided as of the Effective Time by Aviva Re IV is recaptured in whole or in part by the Company, with the prior written consent of the Reinsurer, either (i) at the maturity of the letter of credit issued pursuant to the Closed Block Financing or (ii) at any other time, the Company shall allocate to a funds withheld account established on its books and records (the “Funds Withheld Account”) a premium that relates to the Closed Block Policies consisting of cash, cash equivalents, policy loans and other assets which were included in the funds withheld account maintained in connection with the Closed Block Financing immediately prior to the recapture, plus the Interest Maintenance Reserve attributable to the Closed Block Policies, minus the net due and deferred Premiums on the Closed Block Policies.
(d)    The Funds Withheld Account shall be a notional account established in relation to the Closed Block Policies, and shall be clearly designated on the books, records and information systems of the Company. The Company will retain, control and own the assets allocated to the Funds Withheld Account (the “Funds Withheld Assets”). The Company shall record the balance of the Funds Withheld Account on its statutory financial statements as a payable to the Reinsurer.
(e)    Funds Withheld Assets may be withdrawn and applied by the Company or any successor of the Company without diminution because of insolvency on the part of the Company or the Reinsurer only for the following purposes:
(i)    to pay to the Company any amount due to be paid out of the Funds Withheld Account as part of the Reinsurer Termination Payment to the extent such amount is not being disputed by the Reinsurer in good faith;
(ii)    to adjust the Funds Withheld Account on a monthly basis in accordance with Section 6.2(b) to the extent such adjustment is not being disputed by the Reinsurer in good faith, and to pay the Reinsurer any amounts due in connection with such monthly adjustment to the extent such amounts are not being disputed by the Company in good faith;
(iii)    to pay to the Reinsurer any amounts remaining in the Funds Withheld Account, if any, after the payment of any amounts due to be paid out of the Funds Withheld Account as part of the Reinsurer Termination Payment to the extent such amount is not being disputed by the Company in good faith; or
(iv)    to pay or reimburse the Company for any other amounts due but not yet recovered from the Reinsurer under this Agreement in order to satisfy liabilities under the Closed Block Policies to the extent such amounts are not being disputed by the Reinsurer in good faith.

For the avoidance of doubt, any amounts referred to above that are not the subject of a good faith dispute may be withdrawn and applied for the purposes provided above.
(f)    From and after the Effective Date, whether or not there has been any recapture of the reinsurance provided by Aviva Re IV, the Funds Withheld Assets and the Closed Block Financing Assets (excluding the capital and surplus of Aviva Re IV) shall be managed on behalf of the Company by the Reinsurer or by an investment manager selected by the Reinsurer pursuant to an investment management agreement.
(g)    Except with respect to the capital and surplus of Aviva Re IV, the Reinsurer covenants that the Funds Withheld Assets and the Closed Block Financing Assets must be invested in accordance with requirements of Applicable Law, the AmerUS Plan of Reorganization and the AmerUS Closed Block Memorandum. Except with respect to the capital and surplus of Aviva Re IV, the Reinsurer covenants that the Closed Block Financing Assets must also be invested in accordance with the requirements of the transaction documents governing the Closed Block Financing.
Section 4.5    Additional Layer of Closed Block Reinsurance.
(a)    The Reinsurer shall provide an additional layer of reinsurance coverage under this Agreement if: (i) dividends on the Closed Block Policies have been reduced to zero; (ii) based on generally accepted actuarial standards, there is no expected future capacity to pay dividends on the Closed Block Policies; (iii) the $18 million of Interest Maintenance Reserve that was attributable to the Closed Block Policies at the Effective Time, and any additional interest maintenance reserve attributable to the Closed Block Policies and created from and after the Effective Time, have been reduced to zero; and (iv) the statutory capital and surplus of Aviva Re IV is reduced as a result of the need to support reserves held by Aviva Re IV for the Closed Block Policies (the amount of assets so used, the “Capital Reduction”).
(b)    Such additional layer of reinsurance coverage shall be provided on the following terms:
(i)    Pursuant to the Net Settlement, the Reinsurer shall reimburse the Company for the amount of any Capital Reduction suffered during the applicable Monthly Accounting Period, provided that the Reinsurer shall not be obligated to reimburse the Company for Capital Reductions in excess of $53 million in the aggregate (the “Additional Layer”).
(ii)    If, after some or all of the Additional Layer has been exhausted, the expected future capacity to pay dividends on the Closed Block Policies is increased above zero under generally accepted actuarial standards, then pursuant to the Net Settlement the Company shall reimburse the Reinsurer for amounts of Additional Layer previously paid to the extent of resulting increases in the capital and surplus of Aviva Re IV during the applicable Monthly Accounting Period until either (x) the expected future capacity to pay dividends on the Closed Block Policies is reduced back to zero or (y) the Additional Layer has been repaid in full to the Reinsurer.

(iii)    After the Reinsurer has paid all of the Additional Layer, the coverage provided under this Agreement for the Closed Block Policies will be net of Other Reinsurance Benefits actually received by the Company under the reinsurance provided by Aviva Re IV.
(iv)    The Reinsurer’s obligation to provide the Additional Layer shall terminate at the effective time of any recapture by the Company of the reinsurance provided by Aviva Re IV.
ARTICLE V
PLAN OF REINSURANCE
Section 5.1    Plan. Reinsurance under this Agreement is on a 100% coinsurance basis and is subject to the terms and conditions of the original policy forms for the Reinsured Policies and any amendments thereto in effect as of the Effective Date.
Section 5.2    Follow the Fortunes. The Reinsurer’s liability under this Agreement shall commence on the Effective Date, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to, and reinsurance recoveries benefiting, the Company with respect to the Reinsured Liabilities and the Reinsured Policies, the true intent of this Agreement being that the Reinsurer shall follow the fortunes of the Company with respect to the Reinsured Liabilities and Reinsured Policies.
Section 5.3    Reductions and Terminations. Reinsurance amounts are calculated in terms of coverages on a “per policy” basis. If the coverage of any Reinsured Policy on an insured is reduced or terminated, reinsurance under this Agreement on such Reinsured Policy will be equally reduced or terminated.
Section 5.4    Reinstatements. Reinsured Policies ceded under this Agreement shall include any Policy that is reduced, terminated, lapsed or surrendered, and later reinstated pursuant to and in accordance with its policy provisions and will be reinsured by the Reinsurer in accordance with the terms of this Agreement. The Reinsurer will retain any Premiums and interest that the Company has received for reinstatement in respect of periods on or after the Effective Date. A terminated Policy that would have been a Reinsured Policy had it been in force at the Effective Time, that later reinstates pursuant to and in accordance with its policy provisions, will be reinsured by the Reinsurer and become a Reinsured Policy. The Reinsurer will be entitled to retain any Premiums and interest for coverage on or after the Effective Date that is received for such reinstatement, and the Company will transfer to the Reinsurer the amount of reserves for such reinstated Reinsured Policy as of the Effective Date, calculated in a manner that is consistent with the reserve calculations used for the other Reinsured Policies. The date of reinsurance for such reinstated Reinsured Policies shall be the Effective Date. For the avoidance of doubt, the reinstated Policies reinsured under this Section 5.4 shall include any Policy treated as lapsed or otherwise terminated prior to the Effective Time under which the Company subsequently becomes liable as a result of a determination that the policyowner, insured or beneficiary has died prior to the lapse or termination.

Section 5.5    Contractual Conversions; Internal Replacement; Annuitizations.
(a)     Any conversion, exchange or replacement policy or contract arising from the Reinsured Policies that is converted, exchanged or replaced pursuant to and in accordance with its policy terms shall be deemed to constitute a Reinsured Policy for purposes of this Agreement and, in the event of a conversion, exchange or replacement of any Reinsured Policy, the Reinsurer shall reinsure the risk resulting from such conversion on the basis set forth hereby with respect to the Reinsured Policies; provided, however, that the Reinsurer shall not be required to pay any additional ceding commission with respect to any such converted, exchanged or replacement policy or contract. The Reinsurer will reimburse the Company for any expenses incurred in issuing a converted, exchanged or replacement policy or contract, but only to the extent such expenses are not covered by payments made by the Reinsurer under the Transition Services Agreement.
(b)    Absent the Reinsurer’s prior written consent (which may be withheld in its sole discretion), the Company will not solicit owners, beneficiaries or policyholders in connection with, or sponsor or assist, directly or indirectly, in the conduct of, (and will cause each of its Affiliates to refrain from soliciting in connection with, and sponsoring or assisting, directly or indirectly, in the conduct of) any program of internal replacement under which the owners, beneficiaries or policyholders of Reinsured Policies are or would be encouraged to exchange, or assisted in the exchange of, Reinsured Policies for other insurance policies or contracts that are not reinsured under this Agreement. Should the Company or its Affiliates or any of their respective successors or assigns initiate such a program of internal replacement that would include any of the risks reinsured hereunder in violation of the preceding sentence, the Company will immediately notify the Reinsurer. For each risk reinsured hereunder that has been replaced under a program of internal replacement, the Reinsurer shall have the option, at its sole discretion, of either treating the risks reinsured as recaptured on terms reasonably acceptable to the Reinsurer or continuing reinsurance on the new policy under the terms of this Agreement without any additional ceding commission therefor.
(c)    Until the earlier of (i) such time as the Reinsurer is able to administer the Reinsured Policies on its information technology systems or (ii) the expiration of the Transition Services Agreement (the “Systems Conversion”), in the event that a Reinsured Policy is annuitized in full under the contract provisions of such policy (each an “Annuitization”), the Company shall convert such Reinsured Policy to one or more Supplementary Contracts. At the time of such conversion, the Reinsurer shall pay to the Company an amount equal to the policy surrender value of such Reinsured Policy as of the time of the conversion (an “Annuitization Payment”) as part of the Net Settlement. Upon the Annuitization of a Reinsured Policy, the Policy and any associated Supplementary Contracts, comprising such Reinsured Policy shall cease to be a Reinsured Policy under this Agreement, and, with the exception of the Annuitization Payment described in this Section 5.4(c) the Reinsurer will have no further liability with respect to such Policy or any associated Supplementary Contracts. For the avoidance of doubt, any Reinsured Policies that undergo an Annuitization following the Systems Conversion will remain Reinsured Policies and the Reinsurer will reinsure any Supplementary Contracts issued with respect to such Reinsured Policies.

Section 5.6    New Policies. From and after the Effective Date, the Company shall issue in its name (a) new Policies issued or reinstated pursuant to Section 5.4 or 5.5(a) and (b) new Policies issued or renewed in accordance the terms of the Administrative Services Agreement.
Section 5.7    Policy List Errors.
(a)    The Company or the Reinsurer, as applicable, shall notify the other Party if any life insurance policies or contracts issued or reinsured by the Company and in force as of the Effective Date were inadvertently not included on the Policy List and are determined to be a Policy, which shall in no event include any insurance policies and contracts falling within the following lines of business: health, annuities, funding agreements, corporate-owned life insurance and bank-owned life insurance when sold on a group basis, synthetic guaranteed investment contracts and variable life or other variable business.
(b)    If any policies or contracts (or components thereof) are determined to be Policies in accordance with this Section 5.7, then:
(i)    the Company shall transfer cash or assets reasonably satisfactory to the Reinsurer in an amount equal to the Statutory Reserves required to be held with respect to such Policies to the extent such Statutory Reserves were not previously transferred to the Reinsurer; and
(ii)    the Parties shall adjust the Ceding Commission in a manner consistent with the adjustment required under Section 2.4(b)(ii) in connection with changes in the Net Retained Liabilities to the extent such Ceding Commission relates to an aggregate increase in Statutory Reserves equal to or greater than $10,000,000.
ARTICLE VI
ADMINISTRATION
Section 6.1    Administrative Services. The Parties hereby agree that the Policies, Other Reinsurance Agreements and, subject to Section 2.11, the EI Hedges shall be administered in accordance with or as otherwise provided in the Administrative Services Agreement and the Transition Services Agreement.
Section 6.2    Net Settlements.
(a)    For each Monthly Accounting Period, the Parties will effect a settlement on a net basis (the “Net Settlement”) as contemplated in Annex B hereto.
(b)    A report reflecting in detail the Net Settlement determinations contemplated in Annex B shall be prepared not later than thirty (30) calendar days after the end of each Monthly Accounting Period. For as long as required under the Transition Services Agreement, the Company shall prepare and deliver such report to the Reinsurer. After such time, the Reinsurer shall prepare and deliver such report to the Company. If a Net Settlement report reflects a balance due the Company, the amount(s) shown as due shall be paid within ten (10) Business

Days of the delivery of the report. If a Net Settlement report reflects a balance due the Reinsurer, the amount(s) shown as due shall be paid within ten (10) Business Days after the date on which the report was delivered. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the Applicable Rate. For purposes of this section, a payment will be considered overdue on the date which is ten (10) Business Days after the date such payment is due hereunder; provided that such interest will begin to accrue from the original due date with respect to such payment. All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.
(c)    To the extent that the Reinsurer makes any direct payments to or on behalf of the Company in respect of Reinsured Liabilities or other amounts payable to the Company pursuant to the Net Settlement in respect of a Monthly Accounting Period prior to the Net Settlement process, whether in its capacity as the Administrator or otherwise, the amount of any such payments shall be taken into account for purposes of determining the Net Settlement. In addition, to the extent the Reinsurer receives any Premiums or other amounts payable to the Reinsurer pursuant to the Net Settlement in respect of a Monthly Accounting Period prior to the Net Settlement process, whether in its capacity as the Administrator or otherwise, the amount of any such Premiums received shall be taken into account for purposes of determining the Net Settlement.
(d)    In connection with any settlement under this Agreement, the Reinsurer shall not be obligated to pay any Excluded Reinsured Liability.
ARTICLE VII
OPTION LETTERS; ASSUMPTION CERTIFICATES; NOVATION
Section 7.1    Novation. The Reinsurer shall pursue novation of all of the Reinsured Policies other than the Closed Block Policies and any Reinsured Policies that are the subject of litigation or arbitration proceedings (the “Targeted Policies”). The Reinsurer may manage the novation process so as to ensure that the Targeted Policies are novated to the Reinsurer only once the requisite systems are in place in order to reflect the Novated Contracts on the books and records of the Reinsurer in accordance with the migration processes and related time periods contemplated by the Transition Services Agreement.
Section 7.2    Licenses; Regulatory Approvals for Novation.
(a)    Following the Effective Date, the Reinsurer shall use its reasonable best efforts to obtain all material licenses, permits and authorizations required under Applicable Law to qualify the Reinsurer to transact life insurance business in each state where any Targeted Policies are in force as of the Effective Date.
(b)    Following the Effective Date, the Reinsurer shall use its reasonable best efforts to obtain all required regulatory approvals, including approval of the requisite form and rate filings, from each applicable Governmental Entity to assume by novation such Targeted Policies (effective as of their inception) including all of the Company’s liabilities and obligations under each such Targeted Policy, in order to ensure that such liabilities and obligations are solely, directly and exclusively vested in the Reinsurer.
(c)    Each Party shall cooperate fully with the other in all reasonable respects in order to effectuate the novation and assumption of the Targeted Policies as set forth in this Article VII. The Reinsurer shall be responsible for and shall pay its own costs, fees and expenses relating to the regulatory filings contemplated under this Section 7.2, and shall reimburse the Company for any reasonable out-of-pocket expenses that it incurs in connection with such filings.
Section 7.3    Option Letter.
(a)    Subject to Section 7.3(b), the Reinsurer, at its sole cost and expense, promptly following receipt of the requisite approvals of applicable Governmental Entities, shall transmit by mail to every Required Party as required by the Applicable Law and in accordance with the consent solicitation procedures set forth on Schedule 7.3(a), an option letter (the “Option Letter”), together with a Notice and Certificate of Assumption, including, where required, a form for rejection or acceptance, as permitted by Applicable Law, and a self-addressed return envelope, substantially in the form attached hereto as Exhibit II (which identifies and includes the forms of Option Letters to be furnished to the various classes of Required Parties), as modified to reflect such changes as may be required by the relevant Governmental Entity following the Effective Date (the “Notice and Certificate of Assumption”). Option Letters and Notices and Certificates of Assumption shall not be sent with respect to a Targeted Policy unless and until all requisite approvals of applicable Governmental Entities have been received with respect to such Targeted Policy.
(b)    Subject to the receipt of the requisite regulatory approvals and Applicable Law, the Reinsurer may, at its option, in lieu of transmission of an Option Letter to a Required Party by mail, effect such transmission by electronic mail to an appropriately confirmed electronic mail address for the Required Party, or in the alternative, by any other method allowed under Applicable Law.
(c)    The Reinsurer and the Company shall in good faith agree to modify the procedures set forth in this Section 7.3 and in Schedule 7.3(a) on a state-by-state basis to the extent required to conform to any procedures for novation and assumption of Targeted Policies imposed or required by the applicable Governmental Entity or as reasonably requested by the Reinsurer.
(d)    Notwithstanding anything in this Agreement to the contrary, with respect to the classes of Required Parties described on Schedule 7.3(d), the Option Letter, to the extent permitted by Applicable Law, may be accompanied by a form for rejection, and a self-addressed return envelope, substantially in the form attached hereto as Exhibit III, and the Reinsurer shall not be required to seek affirmative consent from such Required Parties, unless required by Applicable Law.

(e)    The Reinsurer shall pay its own costs, fees and expenses relating to soliciting or obtaining the consent of a Required Party to the novation and assumption by the Reinsurer of a Targeted Policy. The Company shall cooperate in any such actions taken by the Reinsurer, and the Reinsurer shall reimburse the Company for its reasonable out-of-pocket costs incurred in connection with such cooperation.
Section 7.4    Novated Contracts. Targeted Policies satisfying all of the requirements for novation and assumption under Section 7.3 and Applicable Law shall be assumed by the Reinsurer on the applicable Assumption Date and shall be deemed to have been assumed by novation. Such contracts shall cease to be deemed “Reinsured Policies,” shall thenceforth not be deemed indemnity coinsured under Article II hereof, and shall be defined herein as “Novated Contracts.” Notwithstanding the foregoing, in the event that (a) a Required Party rejects or fails to provide any consent required by Applicable Law to the novation of a Reinsured Policy, or (b) a Novated Contract is determined by appropriate Governmental Entities or a court of competent jurisdiction to be not novated from the Company to the Reinsurer (including, but not limited to, jurisdictions requiring the insured’s affirmative consent for novation where the insured or policyholder, as the case may be, either did not or refused to provide such consent), then in the case of either of (a) or (b), such Novated Contract shall for all purposes of this Agreement be deemed, retroactive to the Effective Date, to be a Reinsured Policy and such novation shall be null and void and of no effect. For the avoidance of doubt, the Reinsured Liabilities for each such Novated Contract that is deemed to be a Reinsured Policy in accordance with the foregoing shall be deemed assumed by the Reinsurer retroactive to the Effective Date for all purposes of this Agreement. For each Novated Contract, the date of assumption shall be the later of (i) the date of assumption set forth in the relevant form of Option Letter with respect to the applicable Targeted Policy or (ii) the date on which all required consents and approvals of all Governmental Entities and Required Parties with respect to the applicable Targeted Policy have actually been received and all other requirements and conditions for novation and assumption have been satisfied (the “Assumption Date”). All Targeted Policies not novated by the Reinsurer shall remain Reinsured Policies of the Company.
Section 7.5    Effect of Assumption. Upon the satisfaction of all requirements for the novation and assumption of a Targeted Policy, the Company shall be deemed to have assigned and transferred all of its rights relating to such Novated Contract as of the Assumption Date and the Reinsurer shall be deemed to have assumed and accepted all of the risks, liabilities and obligations (including, without limitation, any Extra Contractual Obligations) under or arising out of the applicable Novated Contract, whether arising prior, on or subsequent to the applicable Assumption Date. The Reinsurer hereby agrees that it shall be directly and solely liable for such risks, liabilities and obligations. On each Assumption Date, the Reinsurer shall assume all risks, liabilities and obligations under or arising out of the applicable Novated Contract such that the Reinsurer shall be considered and deemed the original party in lieu of the Company, from the inception date of the applicable Reinsured Policy. The Novated Contracts shall continue and remain in full force and effect, except as modified by the Notice and Certificate of Assumption. For the avoidance of doubt, a Novated Contract shall not constitute the creation of a new contract or the termination of the applicable Reinsured Policy, rather such Novated Contract shall be considered and deemed a continuation of the existing contract as if the Reinsurer were the original party in lieu of the Company. It is understood and agreed that such assignment, transfer and assumption shall not affect any indemnification rights of the parties pursuant to Article XII, or any other indemnification or right to recovery provided to a party under any other agreement. Pursuant to the terms of the Custody Agreement, the portion of the assets held in the Custody Account relating to Novated Contracts not in dispute shall be released from the Custody Account and transferred to the Reinsurer. Promptly after assumption by the Reinsurer of any Novated Contracts, the Company shall deliver original books and records that relate to such Novated Contracts to the Reinsurer to the extent required by Applicable Law.
ARTICLE VIII
DAC TAX
Section 8.1    DAC Tax Election. The Company and the Reinsurer hereby elect and agree under Treasury Regulations Section 1.848-2(g)(8) as follows:
(a)    The Company and the Reinsurer will each attach a schedule to its federal income tax return for the first taxable year ending after the Effective Date that identifies this Agreement as a reinsurance agreement for which a joint election under Treasury Regulation Section 1.848-2(g)(8) has been made, and will otherwise file its respective federal income tax returns in a manner consistent with the provisions of Treasury Regulation Section 1.848-2 as in effect on the date this Agreement is executed;
(b)    For each taxable year under this Agreement, the Party with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Code, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;
(c)    The Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code and applicable Treasury Regulations;
(d)    The first tax year for which this election is effective is 2013;
(e)    The Reinsurer will submit to the Company by May 15 each year its calculation of the amount of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement that the Reinsurer will report such amount of net consideration in its tax return for the preceding calendar year;
(f)    The Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) days of the Company’s receipt of the Reinsurer’s calculation. If the Company does not so notify the Reinsurer, the Company will report the amount of net consideration as determined by the Reinsurer in the Company’s tax return for the previous calendar year;
(g)    If the Company contests the Reinsurer’s calculation of the amount of net consideration, the dispute shall be resolved in accordance with Section 11.2.

Both the Company and the Reinsurer are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.
ARTICLE IX
INSOLVENCY AND CUT THROUGH
Section 9.1    Insolvency. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Reinsured Policies without diminution because of the insolvency of the Company directly to the Company or to its liquidator, receiver or statutory successor, except (i) where this Agreement specifically provides for another payee of the reinsurance in the event of the insolvency of the Company or (ii) where the Reinsurer, with the consent of the direct insured, has assumed the policy obligations of the Company as direct obligations of the Reinsurer to the payees under a Reinsured Policy and in substitution for the obligations of the Company to the payees. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice to the Reinsurer of the pendency of the claim against the Company on any Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense of defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expenses incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer.
Section 9.2    Cut Through.
(a)    Subject to Applicable Law and the applicable terms of the Reinsured Policies, if the Company becomes insolvent or is subject to any liquidation, rehabilitation, conservatorship, receivership, administrative supervision or any other similar proceeding, the Reinsurer may pay any Reinsured Liabilities otherwise due and payable by the Reinsurer to the Company hereunder directly to the named insureds or their designees under the applicable Reinsured Policies (the “Payee”), in accordance with and subject to the terms, conditions, exclusions and limitations of such Reinsured Policies. Any such payment by the Reinsurer shall discharge the Company from its related payment obligation under the subject Reinsured Policy and shall be treated as a payment by the Company for all purposes of such Reinsured Policy and related documentation and otherwise.
(b)    The Reinsurer shall have no obligation to indemnify the Company for amounts paid or payable by the Company in respect of a Reinsured Policy to the extent of any payments made by the Reinsurer to the applicable Payee under such Reinsured Policy in accordance with Section 9.2(a), and the Reinsurer shall be discharged of its payment obligations to the Company, or to its liquidator, receiver, rehabilitator, conservator or other similar Person, under this Agreement to the extent of such payments. The cut-through afforded by Section 9.2(a) shall not be available pursuant to this Agreement if, under Applicable Law, regulation, court rule or order or similar requirement either: (i) the Reinsurer’s direct payment to such Payee will not, to the extent thereof, discharge the Reinsurer’s obligations to the Company or its legal representative or (ii) the Reinsurer is required by Applicable Law to make any payment to the Company or its liquidator, receiver, rehabilitator, conservator or other similar Person notwithstanding the provisions of this Agreement. Nothing herein or in any Reinsured Policy shall be construed to require the Reinsurer to make duplicative payments or payments duplicative of payments that have been made by the Company.
ARTICLE X
TERMINATION
Section 10.1    Duration of Coinsurance. This Agreement will be effective as of the Effective Time. Subject to the provisions of this Article X, this Agreement will remain in effect, and the reinsurance provided hereunder will remain in force, until termination of the policy or policies on which the reinsurance is based (whether by expiration of the term thereof or by novation thereof by the Reinsurer or one of its Affiliates) in accordance with the terms of this Agreement. Except as provided in Sections 10.3, the Reinsured Policies are not eligible for recapture by the Company.
Section 10.2    Termination. This Agreement shall terminate:
(a)    at any time upon the mutual written consent of the Parties hereto, which writing shall state the effective date of termination; or
(b)    automatically at such time as no liability remains under this Agreement.
Section 10.3    Termination by the Company. The Company, in its sole discretion, shall have the option to terminate this Agreement upon the occurrence of any one of the following events:
(a)    the Reinsurer is placed in receivership, conservatorship, rehabilitation or liquidation by any insurance regulatory authority;
(b)    the Reinsurer breaches Section 4.1, and the Reinsurer fails to cure such breach within the earlier of (i) thirty (30) days following receipt of written notice of such breach from the Company and (ii) the last day of the calendar year in which such breach occurs; provided that, in the case of clause (ii) only, the Company shall have no right to terminate with a cure period of fewer than thirty (30) days to the extent that the Company continues to receive full credit for the Custody Account in its risk-based capital calculation;
(c)    the Reinsurer breaches Section 4.2, and the Reinsurer fails to cure such breach within the earlier of (i) thirty (30) days following receipt of written notice of such breach from the Company and (ii) the last day of the calendar quarter in which such breach occurs; provided that the Company shall have no right to terminate if the Reinsurer cannot take any action reasonably required for the Company to receive statutory reserve credit without the reasonable cooperation of the Company and the Company shall not have reasonably cooperated with the Reinsurer; provided, further, that it shall be deemed unreasonable to require the Company to cooperate in the event such cooperation would impose on the Company any cost and the Reinsurer has not agreed to be responsible for such cost;
(d)    the Reinsurer fails to pay any material amount due to the Company under this Agreement and (i) such amount is not subject to a good faith dispute and (ii) such failure is not cured within ten (10) Business Days following the Reinsurer’s receipt of written notice of such failure from the Company; or
(e)    in the event that (i) the Reinsurer’s RBC Ratio is less than 175% or (ii) the Reinsurer fails to provide its RBC Ratio in accordance with Section 4.4 and, upon delivery of written notice from the Company to the Reinsurer, the Reinsurer shall fail to provide its RBC Ratio within ten (10) Business Days following such notice.
Section 10.4    Termination by the Reinsurer. Upon the occurrence of a Reinsurer Termination Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement by providing written notice of its intent to terminate. Termination of this Agreement shall be effective on the date specified in such notice, provided that such date shall not be prior to the date on which the Termination Event occurred. Upon termination of this Agreement pursuant to this Section 10.4, the Company shall be deemed to have recaptured and reassumed all Reinsured Liabilities. Recapture of the Reinsured Policies shall be effective on the date specified in the notice of termination.
Section 10.5    Settlement Upon Termination . Upon the termination of this Agreement by the Company pursuant to Section 10.3 or by the Reinsurer pursuant to Section 10.4, subject to payment by the Reinsurer of any amounts due to the Company pursuant to this Section 10.5 and the payment by the Company of any amounts due to the Reinsurer pursuant to this Section 10.5, the Company shall recapture all liabilities previously ceded to the Reinsurer and the Reinsurer’s liability under this Agreement will terminate (provided, that such termination shall not relieve any Party of any pre-termination breach of this Agreement). The Company shall prepare a Net Settlement report for the period commencing on the first day of the then-current calendar month and ending on the date this Agreement is terminated pursuant to Sections 10.3 or 10.4. On the tenth Business Day following the delivery of such Net Settlement report (a) the applicable Party shall pay any amounts due and owing by such Party on such Net Settlement report; (b) the Company shall withdraw any assets in the Funds Withheld Account; (c) the Reinsurer shall transfer to the Company cash and assets with an aggregate Fair Market Value equal to 100% of an amount equal to: (i) the Reinsurer’s Share of the Statutory Reserves held by the Company with respect to the Reinsured Policies (other than the Captive Policies), plus (ii) the Reinsurer’s Share of the Economic Reserves held by the Company with respect to the Captive Policies, plus (iii) the Reinsurer’s Share of the Interest Maintenance Reserve attributable to the Reinsured Liabilities and the Closed Block Policies, plus (iv) (x) the amount of any new Interest Maintenance Reserve created at the time of recapture as a result of such recapture divided by 65% and (y) the amount of any new Interest Maintenance Reserve created at the Effective Time as a direct result of the transactions contemplated by this Agreement that remains unamortized as of the date of termination, minus (v) the Reinsurer’s Share of the amount of outstanding policy loans on the Reinsured Policies (to the extent such policy loans constitute admitted assets under SAP, net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto), minus (vi) the Reinsurer’s Share of net due and deferred Premiums on the Reinsured Policies reduced by advances thereon, plus (vii) the Ceding Commission multiplied by the ratio of (x) the remaining number of months in the Amortization Period over (y) 120, minus (viii) the Statutory Book Value of any assets in the Funds Withheld Account (immediately prior to the withdrawal contemplated by clause (b) above), in each case, determined by the Company in accordance with SAP, consistently applied, as of the date of termination (such amount, the “Reinsurer Termination Payment”); and (c) the Company shall pay to the Reinsurer cash equal to the amount of any cash and assets withdrawn by the Company or any successor by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Company, from the Custody Account or the Funds Withheld Account prior to the date of termination, and not used to satisfy claims of policyholders under the Reinsured Policies prior to the date of termination or to otherwise pay amounts due to the Company pursuant to this Agreement (the “Company Termination Payment”). Any dispute by either Party of the Company Termination Payment or the Reinsurer Termination Payment shall be resolved in accordance with Section 11.2.
ARTICLE XI
RESOLUTION OF CERTAIN DISPUTES
Section 11.1    Disputes over Actual Initial Coinsurance Premium Calculations and SPA Adjusted Coinsurance Premium.
(a)    Within thirty (30) days following its receipt from the Company of the Initial Coinsurance Premium Reconciliation Statement or the SPA Coinsurance Premium Reconciliation Statement, as applicable, (such period, a “Review Period”), the Reinsurer shall either (i) notify the Company in writing of its agreement with the calculation of the Actual Initial Coinsurance Premium or SPA Adjusted Coinsurance Premium, as applicable, set forth therein (“Notice of Agreement”); or (ii) if the Company determines that the Initial Coinsurance Premium Reconciliation Statement or SPA Coinsurance Premium Reconciliation Statement, as applicable, or the calculations reflected therein either (x) have not been prepared on the basis set forth in Section 2.3 or in Section 5.8 of the Purchase Agreement, or (y) contain or reflect mathematical errors, inform the Company in writing of its objection (the “Reinsurer’s Objection”), which notice shall set forth in reasonable detail a description of the basis of the Reinsurer’s Objection and the adjustments to such Initial Coinsurance Premium Reconciliation Statement or the SPA Coinsurance Premium Reconciliation Statement, as applicable, or the calculations reflected therein that the Reinsurer requests be made. The Company, as applicable, shall, following the Effective Date through the date that the Initial Coinsurance Premium Reconciliation Statement or SPA Coinsurance Premium Reconciliation Statement, as applicable, becomes final in accordance with the last sentence of Section 11.1(c), take all actions necessary or desirable to maintain and preserve all accounting books, records, policies and procedures on which such Initial Coinsurance Premium Reconciliation Statement or SPA Premium Reconciliation Statement, as applicable, are based or on which the finalized Initial Coinsurance Premium Adjustment or SPA Coinsurance Premium Adjustment, as applicable, are to be based so as not to impede or delay the determination of the finalized Actual Initial Coinsurance Premium, the finalized SPA Adjusted Coinsurance Premium, the finalized Fair Market Value of the Reinsurance Assets as of the Effective Date or the preparation of the Reinsurer’s Objection in the manner and utilizing the methods permitted by this Agreement. Upon receipt by the Company of a Notice of Agreement from the Reinsurer or if no Reinsurer’s Objection is received by the Company prior to the expiration of the Review Period, the Actual Initial Coinsurance Premium, the SPA Adjusted Coinsurance Premium and the Reinsurer’s calculation of the Initial Coinsurance Premium Adjustment (as set forth in the Initial Coinsurance Premium Reconciliation Statement) and the SPA Coinsurance Premium Adjustment (as set forth in the SPA Coinsurance Premium Reconciliation Statement) shall be deemed to have been accepted by the Reinsurer and will become final and binding upon the Parties in accordance with the last sentence of Section 11.1(c).
(b)    If the Reinsurer timely delivers a Reinsurer’s Objection to the Company, the Company shall have thirty (30) days from the date of such delivery to review and respond to such Reinsurer’s Objection (the “Consultation Period”). The Parties shall use reasonable, good faith efforts to resolve any disagreements that they may have with respect to the matters set forth in the Reinsurer’s Objection. If the Parties are unable to resolve all of their disagreements with respect to the matters set forth in the Reinsurer’s Objection within ten (10) Business Days following the expiration of the Consultation Period, then the Parties shall submit all matters that remain in dispute with respect to the Reinsurer’s Objection (along with a copy of the Initial Coinsurance Premium Reconciliation Statement, SPA Coinsurance Premium Reconciliation Statement and the Company’s calculation of the amounts set forth therein, marked to indicate those line items that are still in dispute) to an independent internationally recognized accounting firm of independent certified public accountants with appropriate actuarial expertise mutually agreed upon by the Parties (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, make a final determination, on the basis of the standards set forth in Section 2.3 hereof, and only with respect to any remaining differences submitted to the CPA Firm, in accordance with this Section 11.1(b), of the appropriate amount of each line item in the Initial Coinsurance Premium Reconciliation Statement, SPA Coinsurance Premium Reconciliation Statement and the Company’s calculation of the amounts set forth therein as to which the Parties disagree (such items that remain in dispute, the “Unresolved Items”).
(c)    The Parties shall instruct the CPA Firm to deliver its written determination to the Reinsurer and the Company no later than fifteen Business Days after the Unresolved Items are referred to the CPA Firm. The CPA Firm’s determination shall include a certification that it reached such determination in accordance with this Section 11.1(c) and shall be conclusive and binding upon the Parties, absent fraud or clear and manifest error. With respect to each Unresolved Item, the CPA Firm’s determination, if not in accordance with the position of either the Company or the Reinsurer, shall not be more favorable to the Reinsurer than the amounts advocated by the Reinsurer in the Reinsurer’s Objection or more favorable to the Company than the amounts advocated by the Company in the Initial Coinsurance Premium Reconciliation Statement, the SPA Coinsurance Premium Reconciliation Statement or the Company’s calculations of the amounts set forth therein with respect to such disputed line item and/or calculation. For the avoidance of doubt, (i) the CPA Firm’s review of the Initial Coinsurance Premium Reconciliation Statement, the SPA Coinsurance Premium Reconciliation Statement and the Company’s calculation of the amounts set forth therein shall be limited to a determination of whether such documents and calculations were prepared in accordance with Section 2.3, and

(ii) the CPA Firm shall not review any line items or make any determination with respect to any matters other than the Unresolved Items that were referred to the CPA Firm for resolution pursuant to this Section 11.1(c). The determination of the amounts set forth in the Initial Coinsurance Premium Reconciliation Statement or the SPA Coinsurance Premium Reconciliation Statement, as applicable, that are final and binding on the Parties, as determined either through (1) the Reinsurer’s delivery of a Notice of Agreement pursuant to Section 11.1(a), (2) the Reinsurer’s failure to deliver Reinsurer’s Objection prior to expiration of the Review Period pursuant to Section 11.1(a), (3) agreement by the Parties during the Consultation Period or (4) the determination of the CPA Firm pursuant to this Section 11.1(c) are referred to herein as the “finalized Actual Initial Coinsurance Premium,” the “finalized Initial Coinsurance Premium Adjustment,” the “finalized Fair Market Value of the Reinsurance Assets as of the Effective Date,” the “finalized SPA Adjusted Coinsurance Premium,” and the “finalized SPA Coinsurance Premium Adjustment,” as the case may be.
(d)    The Parties agree that judgment may be entered upon the CPA Firm’s determination in any court having jurisdiction over the Reinsurer or the Company or their respective assets, as the case may be. The fees and disbursements of the CPA Firm shall be paid by the Parties in proportion to those matters submitted to the CPA Firm that are resolved against that Party, as such fees and disbursements are allocated by the CPA Firm in accordance with this Section 11.1 at the time of the CPA Firm’s determination. At any time following delivery of the Initial Coinsurance Premium Reconciliation Statement or the SPA Coinsurance Premium Reconciliation Statement, as applicable, the Reinsurer shall provide to the Company and its Representatives full access to books and records and other information with respect to the Reinsured Policies, the Net Retained Liabilities and the Ceding Commission, including work papers of its accountants (subject to execution by the Company and/or its Representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for the Company to prepare the Initial Coinsurance Premium Reconciliation Statement or the SPA Coinsurance Premium Reconciliation Statement or to prepare materials for presentation to the CPA Firm. The Parties shall make readily available to the CPA Firm, during regular business hours and on reasonable advance notice, interviews with such employees, and all relevant information, books and records and any work papers of their respective accountants (in each case, subject to execution by the CPA Firm of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants) relating to the Initial Coinsurance Premium Reconciliation Statement, the SPA Coinsurance Premium Reconciliation Statement and any Unresolved Items and all other items reasonably required by the CPA Firm to fulfill its obligations under Section 11.1(c). In acting under this Section 11.2, the CPA Firm will be entitled to the privileges and immunities of an arbitrator.
(e)    For the avoidance of doubt, this Section 11.1 shall not apply to any dispute between the Parties with respect to the interpretation of any provision, term or condition of this Agreement.

Section 11.2    Disputes over Calculations. After the Effective Date, any dispute between the Parties with respect to the calculation of amounts that are to be calculated or reported pursuant to this Agreement (other than disputes with respect to the Actual Initial Coinsurance Premium and the SPA Adjusted Initial Coinsurance Premium, which shall be resolved in accordance with Section 11.1 hereof), including disputes with respect to any Net Settlement, calculations relating to DAC tax, valuation of the assets held in the Custody Account or the amount of the Reinsurer Termination Payment or the Company Termination Payment, that cannot be resolved by the Parties within sixty (60) calendar days, shall be referred to an independent accounting firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the Parties; provided, however, that where the dispute involves an actuarial issue, the dispute shall instead be referred to an independent actuarial firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the Parties. Within twenty (20) Business Days following the selection of the accounting firm or actuarial firm, as applicable, the Parties shall submit their positions and supporting documentation to such accounting firm or actuarial firm. Within forty (40) Business Days of such submission, the accounting firm or actuarial firm, as applicable, shall, in light of the evidence provided by both Parties, determine the calculations in dispute within the range of difference between the Reinsurer’s position thereto and the Company’s position thereto. There shall be no appeal from the decision made by such firm, which shall be final and binding (absent fraud or clear and manifest error), except that, either Party may petition a court having jurisdiction over the other Party or its assets to reduce the arbitrator’s decision to judgment. The fees charged by the accounting firm or actuarial firm, as applicable, to resolve the dispute shall be allocated between the Company and the Reinsurer by such firm in accordance with its judgment as to the relative merits of the Parties’ positions in respect of the dispute. For the avoidance of doubt, this Section 11.2 shall not apply to any dispute between the Parties with respect to the interpretation of any provision, term or condition of this Agreement.
ARTICLE XII
INDEMNIFICATION
Section 12.1    Indemnification of the Reinsurer by the Company. From and after the Effective Date, the Company shall indemnify, defend and hold harmless the Reinsurer and its officers, directors and authorized Representatives (the “Reinsurer Indemnified Parties”) from and against, and pay and reimburse the Reinsurer Indemnified Parties for, all Losses imposed on, sustained, incurred or suffered by, or asserted against, the Reinsurer Indemnified Parties (a) solely as a result of actions or omissions of the Company, but only to the extent such actions or omissions of the Company constitute gross negligence or bad faith and were not taken or omitted at the direction of the Reinsurer or consented to by the Reinsurer, (b) arising out of any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement unless such breach, nonfulfillment or failure arises out of or results from the action or omission of the Reinsurer pursuant to the Administrative Services Agreement or (c) arising out of the Company’s rejection of a written recommendation of the Reinsurer given in accordance with Section 2.8(b); provided, however, that except as provided in Section 2.8(b) and clause (c) of this Section 12.1, the Company shall have no obligation to indemnify, defend and hold harmless the Reinsurer Indemnified Parties for any Reinsured Liabilities.
Section 12.2    Indemnification of the Company by the Reinsurer. From and after the Effective Date, the Reinsurer shall indemnify, defend and hold harmless the Company, and its officers, directors and authorized Representatives (the “Company Indemnified Parties”) from and against, and pay and reimburse the Company Indemnified Parties for, all Losses imposed on, sustained or incurred or suffered by, or asserted against, the Company Indemnified Parties to the extent such Losses (a) constitute Reinsured Liabilities, (b) arise out of any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement unless such breach, nonfulfillment or failure arises out of or results from the action or omission of the Company or its Affiliates pursuant to the Transition Services Agreement, (c) arise out of written instructions of the Reinsurer given pursuant to Section 2.5 or 3.2 hereof, or (d) arise out of the Company following a written recommendation of the Reinsurer given in accordance with Section 2.8(b).
ARTICLE XIII
CONFIDENTIALITY
Section 13.1    Confidentiality. Except as provided in the Other Transaction Agreements, each of the Reinsurer and the Company agrees to hold any Confidential Information with respect to the other Party in strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by it or by its Affiliates, employees, advisors, agents or administrators (collectively, “Representatives”) to third parties of any kind or used by it or its Representatives for any purpose other than the performance of its obligations under this Agreement; provided that the foregoing obligation shall not prohibit disclosure of any such information (a) if required by Applicable Law or stock exchange rules, or if required or requested by any Governmental Entity (provided in the case of this clause (a) that the disclosing party shall allow (to the extent permitted by Applicable Law and reasonably practicable) the other Party a reasonable opportunity to comment on such disclosure in advance of such disclosure); (b) to the disclosing Party’s Representatives, auditors or ratings agencies, provided, that such Representatives, auditors or ratings agencies are made aware of the provisions of this Article XIII; (c) to the extent that the information has been made public by or on behalf of, or with the prior consent of, the non-disclosing Party; (d) if required in connection with any report required to be filed or submitted with any Governmental Entity; (e) to a retrocessionaire of the Reinsurer; (f) to the extent reasonably necessary in connection with any dispute with respect to this Agreement; and (g) as necessary for the Reinsurer to perform its obligations as Administrator under the Administrative Services Agreement. The Reinsurer agrees to hold medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants and beneficiaries of Policies in confidence to the extent required to be held in confidence under Applicable Law and the Reinsurer’s privacy policy or policies and shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of such information which are no less rigorous than those maintained by Reinsurer for its own information of a similar nature. Notwithstanding anything to the contrary, for purposes of this Section 13.1, the Reinsurer, in its capacity as Administrator on behalf of the Company, shall not be considered an advisor, agent or administrator of the Company.
ARTICLE XIV
REPRESENTATIONS AND WARRANTIES
Section 14.1    Representations and Warranties of Reinsurer. The Reinsurer hereby represents and warrants to the Company as of the Effective Time:
(a)    Organization, Standing and Authority. The Reinsurer is a corporation duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Reinsurer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Reinsurer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Reinsurer, and, subject to the due execution and delivery by the Company, this Agreement is valid and the binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditor’s rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
(c)    Actions and Proceedings. There are no outstanding orders, decrees or judgments by or with any Governmental Entity applicable to the Reinsurer or its properties or assets that, individually or in the aggregate, have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement. There are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of the Reinsurer, threatened against, at law or in equity, or before or by any Governmental Entity or before any arbitrator of any kind which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(d)    No Conflict or Violation. The execution, delivery and performance by the Reinsurer of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (i) violate any provision of the charter, bylaws or other organizational document of the Reinsurer, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which the Reinsurer is a party or by or to which its properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Entity, or any agreement with, or condition imposed by, any arbitrator or Governmental Entity, binding upon, the Reinsurer, (iv) violate any Applicable Law or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any license or authorization related to the Reinsurer’s business or necessary to enable the Reinsurer to perform its obligations under this Agreement, except for any such violations, conflicts or breaches which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(e)    Brokers and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Reinsurer in connection with this Agreement or the transactions contemplated hereby.
Section 14.2    Representations and Warranties of the Company. The Company hereby represents and warrants to the Reinsurer as of the Effective Time:
(a)    Organization, Standing and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company, and, subject to the due execution and delivery by the Reinsurer, this Agreement is valid and the binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditor’s rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
(c)    Actions and Proceedings. There are no outstanding orders, decrees or judgments by or with any Governmental Entity applicable to the Company or its properties or assets that, individually or in the aggregate, have a material adverse effect on the Company’s ability to perform its obligations under this Agreement. There are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of the Company, threatened against, at law or in equity, or before or by any Governmental Entity or before any arbitrator of any kind which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.
(d)    No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (i) violate any provision of the charter, bylaws or other organizational document of the Company, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which the Company is a party or by or to which its properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Entity, or any agreement with, or condition imposed by, any arbitrator or Governmental Entity, binding upon, the Company, (iv) violate any Applicable Law or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any license or authorization related to the Company’s business or necessary to enable the Company to perform its obligations under this Agreement, except for any such violations, conflicts or breaches which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.
(e)    Brokers and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Company in connection with this Agreement or the transactions contemplated hereby.
ARTICLE XV
GENERAL PROVISIONS
Section 15.1    Errors and Omissions. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is caused by mistake, misunderstanding or oversight, the Parties will equitably adjust the situation to what it would have been had the mistake, misunderstanding or oversight not occurred, and the reinsurance provided hereunder will not be invalidated. Should it not be possible to adjust the situation, it will be resolved in accordance with dispute resolution procedures mutually selected by the Parties.
Section 15.2    Offset and Recoupment. Any debits or credits incurred on or after the Effective Time in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits and may be set off and recouped, and only the net balance shall be allowed or paid hereunder. In the event of any insolvency, liquidation, rehabilitation, conservatorship, supervision, receivership or comparable proceeding by or against the Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 15.2 shall apply to the fullest extent permitted by Applicable Law.
Section 15.3    Expenses. Except as otherwise provided in this Agreement each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement. All transfer, sales, use, value added, excise, stock transfer, documentary, stamp, recording, registration and any similar taxes that become payable as a result of the acquisition by the Reinsurer from the Company of the Reinsurance Assets (including any real property transfer tax and any similar tax) or the allocation of the Funds Withheld Assets to the Funds Withheld Account shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Reinsurer.
Section 15.4    Parties to this Agreement. This is an agreement for indemnity reinsurance solely between the Company and the Reinsurer. The performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The acceptance of risks under this Agreement shall create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Company.
Section 15.5    Authority. Neither the Company nor the Reinsurer shall have any power or authority to act for or on behalf of the other except as expressly granted herein or in the Administrative Services Agreement or Transition Services Agreement, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein. No employee or agent of either Party shall be considered an employee or agent of the other.
Section 15.6    No Assignment. This Agreement may not be assigned by either of the Parties hereto without the prior written approval of the other Party. Notwithstanding the foregoing, the Reinsurer shall not be prohibited from further transfer of risks accepted hereunder on a retrocession or other basis without the prior approval of the Company; provided that any transfer shall not relieve the Reinsurer of its obligations under this Agreement.
Section 15.7    Notices. Any notice, approval, request, consent, instruction, or other document to be given hereunder by any Party hereto to the other Party hereto will be delivered by personal delivery, overnight express or facsimile (followed by telephone confirmation with the intended recipient), as follows:
If to the Company, to:
Aviva Life and Annuity Company
7700 Mills Civic Parkway
West Des Moines, Iowa 50266
Telephone: (515) 342-4588
Facsimile: (877) 522-2003
Attention: Richard C. Cohan
Email: rich.cohan@avivausa.com

with a copy (which shall not constitute notice) to:
Aviva Life and Annuity Company
c/o Athene Asset Management LLC
841 Apollo Street, Suite 150
El Segundo, California 90245
Telephone: (310) 698-4481
Fax: (310) 698-4492
Attention: Chief Executive Officer and Legal Department

Email: jbelardi@athene.com; legal@athene.com

and
Sidley Austin LLP
1 South Dearborn
Chicago, Illinois 60603
Telephone:    (312) 853-7061
Facsimile:    (312) 853-7036
Attn: Perry J. Shwachman, Esq.
and
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Telephone:    (212) 839-5835
Facsimile:    (212) 839-5599
Attn: Jonathan J. Kelly, Esq.
If to the Reinsurer, to:
Presidential Life Insurance Company - USA
c/o Commonwealth Annuity and Life Insurance Company
132 Turnpike Road Suite 210
Southborough, Massachusetts 01772
Telephone:    (508) 460-2408
Facsimile:    (212) 493-9888
Attn:    Scott Silverman, Esq.
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:    (212) 909 6647
Facsimile:    (212) 909 6836
Attn:    John M. Vasily, Esq.
    Thomas M. Kelly, Esq.
or at such other address for a Party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Section 15.7 will be deemed given upon delivery.
Section 15.8    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 15.9    Announcements. Except as required by Applicable Law or in connection with public disclosure to investors or analysts, the content and timing of public announcements by either Party concerning the transactions contemplated by this Agreement must be approved in advance by both Parties, but such approval shall not be unreasonably withheld, conditioned or delayed.
Section 15.10    Schedules, Annexes and Exhibits. All Schedules, Annexes and Exhibits to this Agreement are attached hereto and are incorporated herein by reference. The provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) shall be deemed to control in the event of any inconsistency or conflict between the provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) and the Schedules, Annexes and Exhibits attached hereto.
Section 15.11    Entire Agreement. This Agreement (including all Exhibits, Annexes and Schedules hereto), and the Other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to the subject matter of this Agreement and such other agreements. Except as set forth in Sections 12.1 and 12.2 with respect to the Reinsurer Indemnified Parties and the Company Indemnified Parties, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns any rights or remedies.
Section 15.12    Binding Effect. This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective permitted assignees and successors (including any liquidator, rehabilitator, receiver or conservator of a Party).
Section 15.13    Waiver and Amendment. This Agreement may be modified or amended only by a writing duly executed by the Company and the Reinsurer. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof. A waiver must be in writing and must be executed by such Party. A waiver on any occasion shall not be deemed to be a waiver of the same or any term or condition on a future occasion.
Section 15.14    Headings. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

Section 15.15    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
Section 15.16    No Prejudice. The Parties agree that this Agreement has been jointly negotiated and drafted by the Parties hereto and that the terms hereof shall not be construed in favor of or against any Party on account of its participation in such negotiations and drafting.
Section 15.17    Governing Law; Jurisdiction; Enforcement.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules thereof, except that the laws of the State of Iowa shall apply with respect to insurance and reinsurance matters, including credit for reinsurance.
(b)    Subject to Section 11.1 and Section 11.2, each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County, for purposes of all legal proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof. In any such action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party also agrees that any final and unappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 15.7, constitute good, proper and sufficient service thereof.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.17.
Section 15.18    Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that the other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the date first written above.
AVIVA LIFE AND ANNUITY COMPANY
By: /s/ Richard Cohan
Name: Richard Cohan
Title: EVP & GC

PRESIDENTIAL LIFE INSURANCE
COMPANY - USA
By: /s/ Michael Miller
Name: Michael Miller
Title: President

[Signature Page to Coinsurance Agreement]

Schedule 1.1(i)
Assumed Reinsurance Agreements

1.	Coinsurance Agreement, by and between ALAC and Swiss Re, dated as of January 1, 2001.

2.	Direct Policy Administration Agreement, by and between ALAC and Swiss Re, dated as of January 1, 2001.

3.	Coinsurance Agreement, by and between ALAC and Swiss Re, dated as of January 1, 2001.

4.	Yearly Renewable Term Retrocession Agreement, by and between Swiss Re and ALAC, dated as of January 1, 2001.

5.	Yearly Renewable Term Retrocession Agreement, by and between Swiss Re and ALAC, dated as of January 1, 2001.

6.	Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of January 1, 2001.

7.	Automatic and Facultative YRT Reinsurance Agreement, by and between Ameritas and ALAC, dated as of April 1, 1996.

8.	Coinsurance Agreement, by and between Sun Life and Swiss Re, dated as of June 25, 2001.

9.	Term Alliance Agreement, by and between ING Re and ALAC, dated as of October 1, 1999.

10.	Term Alliance Agreement, by and between Transamerica and ALAC, dated as of February 17, 1997.

11.	Master Agreement and Pool Sharing Adoption, by and between ING Re and ALAC, dated as of January 1, 1994.

12.	Pool Reinsurance Agreement, by and between Swiss Re and ALAC, dated as of January 1, 1981.

13.	General American Primary Excess Pool Agreement, by and between RGA and ALAC, dated as of January 1, 1994.

14.	Yearly Renewable Term Retrocession Agreement, by and between Swiss Re and ALAC, dated as of January 1, 2001.

15.	General American First Excess Automatic Pool Agreement, by and between RGA and ALAC, dated as of January 1, 1983.

16.	Primary Excess Pool Agreement, by and between RGA and ALAC, dated as of January 1, 1994.

1

17.	Private Label Marketing Agreement for Universal Survivor Life Ins. Policies, by and between Sentry and ALAC, dated as of January 1, 2001.

2

Schedule 1.1(ii)
Captive Reinsurance Agreements

1.	Reinsurance Agreement, by and between Presidential Life Insurance Company-USA and Cape Verity I, Inc, dated as of the date hereof.

2.	Reinsurance Agreement, by and between Presidential Life Insurance Company-USA and Cape Verity II, Inc, dated as of the date hereof.

3.	Reinsurance Agreement, by and between Presidential Life Insurance Company-USA and Cape Verity III, Inc, dated as of the date hereof.

4.	Funds Withheld Retrocession Agreement, by and between Presidential Life Insurance Company-USA and Gotham Re, Inc, dated as of the date hereof.

1

Schedule 1.1(iii)
Other Reinsurance

1.	Automatic Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of February 1, 2003.

2.	Automatic Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of February 1, 2003.

3.	Automatic and Facultative YRT Agreement, by and between ALAC and Swiss Re, dated as of January 1, 1995.

4.	Automatic and Facultative YRT Agreement, by and between ALAC and Transamerica, dated as of January 1, 1994.

5.	Automatic Reinsurance Agreement, by and between ALAC and Gen Re, dated as of June 1, 1998.

6.	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement, by and between ALAC and ING Re, dated as of February 1, 2003.

7.	Automatic/Facultative YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of August 18, 2008.

8.	Automatic/Facultative YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of November 8, 2008.

9.	Automatic YRT Reinsurance Agreement, by and between ALAC and Scor, dated as of August 16, 2010.

10.	Automatic Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of January 25, 2010.

11.	Auto Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of August 16, 2010.

12.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and Transamerica, dated as of January 1, 1998.

13.	Automatic Self Administered Coinsurance Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of July 1, 2005.

14.	Coinsurance Agreement, by and between ALAC and Transamerica, dated as of May 1, 2001.

15.	Automatic and Facultative Coinsurance Life Reinsurance Agreement, by and between ALAC and Employers Reassurance Corp., dated as of August 1, 1996.

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16.	Automatic Coinsurance Reinsurance Agreement, by and between ALAC and Life Re CNA, dated as of November 1, 1997.

17.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Canada Life, dated as of August 18, 2008.

18.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and General Re, dated as of April 1, 2009.

19.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Hannover, dated as of August 16, 2010.

20.	Automatic Treaty, by and between ALAC and Generali, dated as of April 1, 2002.

21.	Zero First Year YRT Agreement, by and between ALAC and Transamerica, dated as of November 1, 2001.

22.	Automatic and Facultative YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of June 1, 2002.

23.	Automatic Bulk YRT Non-Refund Agreement, by and between ALAC and RGA, dated as of June 1, 2002.

24.	Coinsurance Life Reinsurance Agreement, by and between ALAC and Employers Reassurance Corp., dated as of December 1, 1989.

25.	Agreement, by and between ALAC and Baltimore Life Insurance Co., dated as of July 1, 1996.

26.	Automatic and Facultative Reinsurance Agreement, by and between ALAC and ING Re, dated as of April 1, 2002.

27.	Coinsurance Agreement, by and between ILICO and Dell Services, dated as of January 1, 2001.

28.	Automatic YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of July 1, 2000.

29.	Automatic and Facultative YRT Agreement, by and between ALAC and RGA, dated as of January 1, 1994.

30.	Automatic Bulk YRT Non-Refund Agreement, by and between ALAC and RGA, dated as of January 1, 2000.

31.	Automatic YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 2000.

2

32.	Automatic Bulk Coinsurance Non-Refund Agreement, by and between ALAC and RGA, dated as of April 1, 2002.

33.	Automatic and Facultative YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of November 1, 2001.

34.	Automatic Bulk YRT Non-Refund Agreement, by and between ALAC and RGA, dated as of November 1, 2001.

35.	Automatic Bulk YRT Non-Refund Agreement, by and between ALAC and RGA, dated as of June 1, 2002.

36.	Reinsurance Agreement, by and between ALAC and RGA, dated as of December 31, 2002.

37.	Automatic Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of April 1, 2002.

38.	Automatic Self Administered YRT Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of July 1, 2003.

39.	Coinsurance Agreement, by and between ALAC and Swiss Re, dated as of November 1, 1997.

40.	Coinsurance Agreement, by and between ALAC and Swiss Re, dated as of November 1, 1997.

41.	Coinsurance Agreement, by and between ALAC and Transamerica, dated as of July 1, 2000.

42.	Coinsurance Agreement, by and between ALAC and Transamerica, dated as of April 1, 2002.

43.	Zero First Year YRT Agreement, by and between ALAC and Transamerica, dated as of June 1, 2002.

44.	Coinsurance Agreement, by and between ALAC and Transamerica, dated as of July 1, 2005.

45.	Automatic Agreement, by and between ALAC and RGA, dated as of October 1, 1989.

46.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 2000.

47.	Reinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 1975.

48.	Automatic Reinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 1983.

49.	Automatic and Facultative YRT Agreement, by and between ALAC and RGA, dated as of January 1, 1993.

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50.	Automatic and Facultative YRT Agreement, by and between ALAC and RGA, dated as of January 1, 1994.

51.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 1998.

52.	Automatic Bulk YRT Non-Refund Agreement, by and between ALAC and RGA, dated as of November 1, 2001.

53.	Automatic Agreement, by and between ALAC and RGA, dated as of February 1, 1988.

54.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of March 1, 1999.

55.	Automatic Bulk Coinsurance Non-Refund Agreement, by and between ALAC and RGA, dated as of April 1, 2002.

56.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of April 1, 2002.

57.	Automatic and Facultative YRT Reinsurance Agreement, by and between ALAC and RGA, dated as of June 1, 2002.

58.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of January 1, 2000.

59.	Automatic and Facultative Coinsurance Agreement, by and between ALAC and RGA, dated as of March 1, 1999.

60.	Automatic and Facultative Reinsurance Agreement (Coinsurance Basis), by and between ALAC and ING Re, dated as of April 1, 2002.

61.	Automatic Self Administered Coinsurance Reinsurance Agreement, by and between ALAC and Swiss Re, dated as of April 1, 2002.

62.	Coinsurance Agreement, by and between ALAC and Transamerica, dated as of April 1, 2002.

63.	Coinsurance Agreement, by and between ALAC and United Fidelity, dated as of September 30, 1986.

64.	Facultative Reinsurance Agreement, by and between ALAC and American United, dated as of August 17, 1981.

65.	Automatic YRT Reinsurance Agreement, by and between ALAC and Munich American, dated as of January 1, 2007.

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66.	Automatic Yearly Renewable Term, by and between ALAC and Canada Life, dated as of November 8, 2008.

67.	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement Single Life Products, by and between ALAC and Canada Life, dated as of March 1, 2002.

68.	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement Joint Last Survivor Products, by and between ALAC and Canada Life, dated as of March 1, 2002.

69.	Automatic Coinsurance Agreement, by and between ALAC and Canada Life, dated as of September 1, 1999.

70.	Automatic Coinsurance Agreement, by and between ALAC and Canada Life, dated as of September 1, 1999.

71.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Scottish Re, dated as of August 1, 2004.

72.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Scottish Re, dated as of August 1, 2004.

73.	Automatic Coinsurance Agreement, by and between ALAC and ERC Life, dated as of August 1, 1996.

74.	Facultative Coinsurance Agreement, by and between ALAC and ERC Life, dated as of January 1, 1997.

75.	Reinsurance Agreement, by and between ALAC and Canada Life, dated as of November 15, 1983.

76.	Facultative YRT Reinsurance Agreement, by and between ALAC and Canada Life, dated as of July 1, 2003.

77.	Automatic Coinsurance Agreement, by and between ALAC and Canada Life, dated as of January 1, 2000.

78.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Canada Life, dated as of August 18, 2008.

79.	Automatic Yearly Renewable Term Reinsurance Agreement, by and between ALAC and Canada Life, dated as of August 18, 2008.

80.	Automatic Coinsurance Agreement, by and between ALAC and Canada Life, dated January 1, 2000.

81.	YRT Agreement, by and between ALAC and Transamerica, dated as of July 1, 2003.

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82.	Automatic and Facultative YRT Reinsurance Agreement, by and between ALAC and ING Re, dated as of March 1, 1997.

83.	Reinsurance Agreement (Automatic YRT Bulk Universal Life), by and between ALAC and Swiss Re, dated as of January 1, 1999.

84.	Reinsurance Agreement (Automatic YRT Bulk Universal Life), by and between ALAC and Swiss Re, dated as of January 1, 1999.

85.	Reinsurance Agreement (Automatic YRT Bulk Universal Life), by and between ALAC and Swiss Re, dated as of January 1, 1999.

86.	Reinsurance Agreement (Automatic Coinsurance Bulk), by and between ALAC and Swiss Re, dated as of January 1, 2000.

6

Schedule 2.12
Interest Maintenance Reserve
[See attached.]

7

Schedule 7.3(a)
Novation and Assumption Consent Solicitation Procedures by Subject Contract Type
[See attached.]

8

Schedule 7.3(d)
Required Parties
Please see Schedule 7.3(a).

9

Annex A-1
List of Reinsurance Assets
[See attached.]

1 This Annex was prepared in accordance with the “GA_Master Report_Finalv3.xlsx” sent by Gina Cunningham on Wednesday October 2, 2013 at 9:58 a.m. EST. If there are any typographical or manifest errors, parties will work together to correct the Annex after the Effective Time.

1

Annex A-2

Unavailable Assets

[See attached.]

2 This Annex was prepared in accordance with the “GA_Master Report_Finalv3.xlsx” sent by Gina Cunningham on Wednesday October 2, 2013 at 9:58 a.m. EST. If there are any typographical or manifest errors, parties will work together to correct the Annex after the Effective Time.

2

Annex B
Net Settlements
[See attached.]

1

Annex C
Net Retained Liabilities Ceding Commission Adjustment
Until 100% of the Net Retained Liabilities have been reinsured under this Agreement, an adjustment to the Ceding Commission shall be made as part of the Net Settlement each month as provided in this Annex C.
For each liability or obligation in respect of a Policy that remains a Net Retained Liability during the entire month covered in a Net Settlement, the Ceding Commission shall be increased or decreased. The increase or decrease for each Policy will vary based on line of business and will be calculated on a pro rata basis for each relevant month, in accordance with the table below, to reflect the time elapsed between April 30, 2013 (the “Signing Date”) and the date as of which the Net Settlement is prepared.

Estimated Cede Per $500mm Gross Face (1)
Years After the Signing Date:	0	1	2	3	4	5	6	7	8	9	10
IUL Cap	$(3.40)	$(3.50)	$(3.70)	$(3.80)	$(4.00)	$(4.10)	$(4.30)	$(4.40)	$(4.50)	$(4.50)	$(4.60)
IUL Non-Cap	$1.4	$1.0	$0.3	$(0.30)	$(0.80)	$(1.20)	$(1.40)	$(1.60)	$(1.80)	$(1.90)	$(2.00)
UL Cap	$(3.40)	$(3.50)	$(3.50)	$(3.60)	$(3.70)	$(3.80)	$(3.80)	$(3.80)	$(3.80)	$(3.80)	$(3.80)
UL Non-Cap	$(0.40)	$(0.60)	$(0.60)	$(0.70)	$(0.60)	$(0.60)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)
Term	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.20)	$(0.20)
WL	$(5.00)	$(4.20)	$(3.40)	$(3.20)	$(3.00)	$(2.90)	$(2.70)	$(2.60)	$(2.60)	$(2.50)	$(2.50)
CB	$(4.90)	$(3.90)	$(3.40)	$(3.40)	$(3.30)	$(3.20)	$(3.10)	$(3.00)	$(2.90)	$(2.80)	$(2.70)

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11	12	13	14	15	16	17	18	19	20
$(4.70)	$(4.70)	$(4.70)	$(4.70)	$(4.60)	$(4.60)	$(4.50)	$(4.40)	$(4.30)	$(4.10)
$(2.00)	$(2.10)	$(2.10)	$(2.10)	$(2.10)	$(2.10)	$(2.10)	$(2.10)	$(2.10)	$(2.00)
$(3.70)	$(3.70)	$(3.60)	$(3.50)	$(3.40)	$(3.30)	$(3.20)	$(3.00)	$(2.90)	$(2.70)
$(0.40)	$(0.40)	$(0.40)	$(0.30)	$(0.30)	$(0.30)	$(0.30)	$(0.30)	$(0.30)	$(0.30)
$(0.20)	$(0.20)	$(0.20)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$0.00	$0.00	$0.00
$(2.50)	$(2.40)	$(2.40)	$(2.30)	$(2.20)	$(2.10)	$(2.00)	$(1.90)	$(1.80)	$(1.70)
$(2.50)	$(2.40)	$(2.40)	$(2.30)	$(2.20)	$(2.10)	$(2.00)	$(1.90)	$(1.80)	$(1.70)

(1) Gross face is as of September 30, 2013 (e.g., if retained business is ceded to the Company 10 years after the Signing Date, the cede adjustment is applied to the face of that business as of September 30, 2013, not September 30, 2023)
For illustrative purposes only, based on the table above, if $500 million gross insurance in-force of whole life risk is retained by the Company until one year after the Signing Date, the Ceding Commission would increase by $0.8 million (the difference in value between the Signing Date and the one year anniversary of the Signing Date for the “whole life” line of business in the table above).
If the calculation of the adjustment based on the table above results in an increase in the Ceding Commission for the relevant month, the amount of such increase shall be reflected as a payable from the Reinsurer to the Company in the applicable Net Settlement. If, instead, such calculation results in a decrease in the Ceding Commission for the relevant month, the amount of such decrease shall be reflected as a payable from the Company to the Reinsurer in the applicable Net Settlement.

2

Annex D-1
Swiss Re Reduction Methodology
[See attached.]

1

Annex D-2
Hannover Reduction Methodology
[See attached.]

2

Annex D-3
Excess Reduction Methodology
[See attached.]

3

Annex E
List of EI Hedges

[See attached.]

4

Annex F
Life Reference Balance Sheet
[See attached.]

1

Annex G
Additional Life Reference Balance Sheet Assets
None.

1

Annex H
Closed Block Financing Assets
[See attached.]

3 This Annex was prepared in accordance with the “GA_Master Report_Finalv3.xlsx” sent by Gina Cunningham on Wednesday October 2, 2013 at 9:58 a.m. EST. If there are any typographical or manifest errors, parties will work together to correct the Annex after the Effective Time.

2

Annex I
Policy List
[See attached.]

3

Exhibit I
Form of Custody Agreement
[See attached.]

1

Exhibit II
Form of Notice and Certificate of Assumption
[See attached.]

1

Exhibit III
Alternative Form of Notice and Certificate of Assumption
[See attached.]

1